CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.2

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

KEURIG JV, LP

Dated on [●], 2026

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, DOMESTIC AND FOREIGN FEDERAL AND STATE SECURITIES APPLICABLE LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, DOMESTIC AND FOREIGN FEDERAL AND STATE SECURITIES APPLICABLE LAWS. THE SECURITIES PURCHASED HEREUNDER MAY NOT BE RE-OFFERED FOR SALE, RE-SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ALL APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, DOMESTIC AND FOREIGN FEDERAL AND STATE SECURITIES APPLICABLE LAWS, OR PURSUANT TO AN APPLICABLE EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

ARTICLE 2

DISTRIBUTIONS, CAPITAL ACCOUNTS AND ALLOCATIONS OF NET PROFIT AND NET LOSS

ARTICLE 3

STATUS, RIGHTS AND POWERS OF LIMITED PARTNERS

Section 3.1	Return of Distributions of Capital	11
Section 3.2	No Management or Control	12
Section 3.3	Voting	12

i

ARTICLE 4

DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE LP COMMITTEE

Section 4.1	LP Committee	13
Section 4.2	Authority of the LP Committee	13
Section 4.3	Reliance by Third Parties	14
Section 4.4	Certain Approval Rights	14
Section 4.5	Operation of the JV	14

ARTICLE 5

DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS; SUBSIDIARIES

ARTICLE 6

LP COMMITTEE

PLANS; BOOKS, RECORDS, ACCOUNTING AND REPORTS

ARTICLE 7

TAX MATTERS

Section 7.1	Preparation of Tax Returns	24
Section 7.2	Tax Elections	25

Section 7.3	Tax Controversies	25
Section 7.4	Tax Representations and Covenants	26

ARTICLE 8

TRANSFER OF INTERESTS

ARTICLE 9

KEURIG CALL RIGHTS

ARTICLE 10

CONVERSION RIGHT; RIGHT OF FIRST OFFER; SPIN-OFF

Section 10.1	Conversion Right	38
Section 10.2	Right of First Offer; Change of Control	43
Section 10.3	Spin-Off	45

ARTICLE 11

TERMINATION; DISSOLUTION OF JV

Section 11.1	Term and Termination	46
Section 11.2	Effect of Termination	46
Section 11.3	Events of Dissolution	46
Section 11.4	Winding Up and Dissolution	46

ARTICLE 12

DUTIES

Section 12.1	Business Opportunities	47
Section 12.2	Reliance	47

Exhibits

Exhibit A	Definitions
Exhibit B	Unanimous Approval Matters
Exhibit B-1	Unanimous Approval Matters with Respect to KCULC
Exhibit B-2	Unanimous Approval Matters with Respect to Coffee Assets of
KCULC
Exhibit C	Call Price Sample Calculation
Exhibit D	Early Call Price Sample Calculation

Schedules

Schedule 1.7	Limited Partners of the JV
Schedule 2.1	Distribution Policy
Schedule 4.1	LP Committee
Schedule 10.1	Registration Procedures
Schedule 12.1	Business Opportunities
Schedule 10YP	10-Year Plan
Schedule 30YP	30-Year Plan
Schedule AP (United States)	Annual Plan – United States (2026 Fiscal Year)
Schedule AP (Canada)	Annual Plan – Canada (2026 Fiscal Year)
Schedule CA	Coffee Assets
Schedule FMV Margin	Call Right FMV Product Margin
Schedule FMV Multiplier	Call Right FMV Floor Multiplier
Schedule KC	Keurig Competitor

v

KEURIG JV, LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

This Amended and Restated Agreement of Limited Partnership (this “Agreement”) of Keurig JV, LP, a Delaware limited partnership (the “JV”), is dated [●], 2026 (the “Effective Date”), by and among the JV, Keurig JV GP, LLC, a Delaware limited liability company (the “Withdrawing General Partner”), as the general partner, and each of Keurig Production Subco, LLC, a Delaware limited liability company (“Keurig USA Partner”), Keurig Lux Holdco, S.a.r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (the “Keurig Lux Partner” and, together with the Keurig USA Partner, the “Keurig Partners” and each, a “Keurig Partner”), AP Kona Holdings LLC, a Delaware limited liability company (together with its Permitted Transferees, “Co-Investor Limited Partner”), as a limited partner, and the Persons, if any, who from time to time become parties hereto by executing a counterpart signature page hereof in accordance with the terms of this Agreement (collectively, the “Limited Partners” and, together with the Withdrawing General Partner, the “Partners” and each, a “Partner”). Each of the Partners and the JV is also referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the JV was formed as a limited partnership under the Act (as defined herein) upon the filing of a Certificate of Limited Partnership of the JV with the Office of the Secretary of State of the State of Delaware on November 20, 2025 and the execution of the Agreement of Limited Partnership of the JV, dated as of December 18, 2025 (the “Initial LP Agreement”);

WHEREAS, the JV, the Keurig Partners and the Co-Investor Limited Partner are parties to that certain Transaction Agreement, dated as of February [●], 2026 (the “Transaction Agreement”) pursuant to which, at the Closing, (i) KGM Manufacturing LLC, a Delaware limited liability company, and a wholly owned subsidiary of Keurig USA Partner, agreed to merge with and into the JV, with the JV surviving (the “Keurig U.S. Contribution”), and in exchange therefor, the Keurig USA Partner received certain Class A-1 Units, Class B-1 Units and Class C Units (each, as defined herein), (ii) Keurig Lux Partner agreed to contribute 100% of the equity interests of Keurig Canada ULC, a Canadian unlimited liability corporation (“KCULC”) as a Capital Contribution to the JV (the “Keurig Canada Contribution” and, together with the Keurig U.S. Contribution, the “Keurig Parent Contribution”) in exchange for certain Class A-1 Units, Class B-1 Units and Class C Units and (iii) the Co-Investor Limited Partner agreed to make a Capital Contribution of $4,000,000,000 to the JV in exchange for certain Class A-1 Units, Class A-2 Units, Class B-1 Units and Class B-2 Units (in accordance with the Transaction Agreement);

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Transaction Agreement that the Parties enter into this Agreement, to be effective only upon, and contingent on the occurrence of, the Closing (as defined in the Transaction Agreement), at which time the Initial LP Agreement will be superseded entirely by this Agreement; and

WHEREAS, the Partners and the JV now desire to amend and restate the Initial LP Agreement in its entirety as set forth herein to provide for, among other things, the management of the business and affairs of the JV, the allocation of profits and losses among the Limited Partners, the respective rights and obligations of the Limited Partners to each other and to the JV and certain other matters described herein.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the Parties hereby agree as follows:

ARTICLE 1

CAPITAL CONTRIBUTIONS AND UNITS

Section 1.1  Formation. The JV was formed by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware. The Initial LP Agreement is replaced and superseded in its entirety by this Agreement. The Parties hereby agree to continue a limited partnership formed pursuant to the provisions of the Act and in accordance with the terms and provisions of this Agreement.

Section 1.2  Name. The name of the JV is “Keurig JV, LP” or such other name or names as may be selected by the LP Committee from time to time, and its business will be carried on in such name with such variations and changes as the LP Committee deems necessary to comply with requirements of the jurisdictions in which the JV’s operations are conducted.

Section 1.3  Registered Office. Unless and until changed by the LP Committee, the registered office of the JV in the State of Delaware and the registered agent for service of process on the JV in the State of Delaware at such registered office shall be the initial registered office and the initial registered agent named in the Certificate of Limited Partnership, or at such other place as may be designated by the LP Committee from time to time.

Section 1.4  Principal Office. The JV shall have its principal place of business at 53 South Avenue Burlington, MA 01803, or at such other place or places as the LP Committee may from time to time determine. The LP Committee shall give the Limited Partners prompt notice of any change in the location of the JV’s principal place of business.

Section 1.5  Purpose. The JV is formed for the object and purpose of (i) engaging in any lawful business or activity and exercising all of the powers, rights and privileges which a limited liability company formed pursuant to the Act may have and exercise and (ii) engaging in any and all activities necessary or incidental to the foregoing.

Section 1.6  Term. The term of the JV commenced on the date that the Certificate was filed with the Secretary of State and shall continue until the JV is wound up and dissolved pursuant to the provisions of Section 11.4.

Section 1.7  Partners. Schedule 1.7 sets forth, as of the date hereof, (a) a current list of Partners with mailing addresses, (b) the total amount of Capital Contributions made by, or deemed to be made by, each Partner, and (c) the number of Units held by each Partner. Without limiting the Keurig USA Partner’s obligations pursuant to Section 1.12(b), a Limited Partner may (but in no event shall the Co-Investor Limited Partner be required to) make additional Capital Contributions at any time in compliance with Section 1.11 and Section 1.12, as applicable. To the extent that a Limited Partner makes any approved additional Capital Contribution to the JV, the LP Committee shall revise Schedule 1.7 to reflect such Capital Contribution.

Section 1.8  Units.

(a)  The interests of the Limited Partners in the JV are represented by limited partnership units referred to as the “Units”. Each Unit represents a limited partner ownership interest in the JV, is designated as a Unit of the JV and is entitled to the Distributions provided for in Article 2. Fractional Units are hereby expressly permitted. The Units shall be the only Equity Securities of the JV.

(b)  The classes of Units shall be designated as follows:

(i)  Class A-1 Units and Class B-1 Units shall hereby be designated as Voting Units. The Voting Units shall represent 100% of the voting power of the JV.

(ii)  Class A-2 Units, Class B-2 Units and Class C Units shall hereby be designated as Non-Voting Units, and shall be not entitled to vote on any matter.

(iii)  Except for the voting designations set forth in this Section, the economic rights, preferences, privileges and limitations of the Class A Units, the Class B Units and the Class C Units shall be identical in all respects as provided in this Agreement and any related schedules, without change to distributions, allocations, priority, redemption, conversion or other economic terms, unless expressly provided otherwise in this Agreement.

Section 1.9  Specific Limitations. No Partner will have the right or power to: (a) withdraw or reduce its Capital Contribution except as provided by Applicable Law or in this Agreement, (b) make voluntary Capital Contributions, except in compliance with Section 1.11 and Section 1.12, (c) bring an action for partition against the JV or any JV assets, (d) except as set forth in Article 9 of this Agreement or as required by Applicable Law, cause the winding up and dissolution of the JV, (e) require that property other than cash be distributed upon any Distribution or (f) bind the JV acting as a single Partner.

Section 1.10  Additional Units. Other than in accordance with Section 1.7 and Section 4.4, but without limiting Article 8, the LP Committee shall not issue any additional Units or any other equity interests in the JV. Promptly following the issuance of any additional Units, the LP Committee shall cause the books and records and the register of Limited Partners of the JV to reflect the number of Units issued and the Limited Partners holding such Units. Upon the execution and delivery of this Agreement or a counterpart of this Agreement and any other documents or instruments required by the LP Committee in connection therewith, compliance with the provisions of this Agreement and the making of the Capital Contribution (if any) specified to be made at such time, a Person shall be admitted to the JV as a Limited Partner of the JV, and the LP Committee shall amend Schedule 1.7 to reflect any such admittance, contribution and issuance. Notwithstanding anything to the contrary in this Agreement, in no event shall the Keurig Partners own or otherwise be entitled to less than fifty-one percent (51%) of all the outstanding Units or of any class of outstanding Units (other than the Class A-2 Units or Class B-2 Units) at any time without the Keurig Partners’ prior written consent.

Section 1.11  Capital Contributions.

(a)  Each Limited Partner’s Capital Contribution shall be made in accordance with this Section 1.11 and Section 1.7. No additional Units shall be issued in connection with any Capital Contribution made by a Limited Partner in respect of its required Capital Contribution or any discretionary Capital Contribution (including any additional Capital Contribution, if any, made by the Co-Investor Limited Partner).

(b)  Each Limited Partner shall fund any Capital Contribution in cash, except with the approval of the LP Committee (and receipt of any Unanimous Approval), in which case, (i) any such in-kind Capital Contributions shall be valued at Fair Value and effected by a written assignment or such other documents as the LP Committee shall direct to perfect the JV’s interest in such in-kind Capital Contributions, and (ii) Schedule 1.7 shall be updated to (A) delineate between cash and in-kind Capital Contributions, as applicable, and (B) reflect the Fair Value of any in-kind property contributed to the JV in accordance with Section 1.7.

Section 1.12  Additional Capital Contributions.

(a)  Generally. In addition to the initial Capital Contributions of each Limited Partner, except as required pursuant to Section 1.12(b), no Limited Partner shall be obligated to make any additional Capital Contributions to the JV. No Limited Partner shall be permitted to make discretionary Capital Contributions except with the prior written consent of the LP Committee.

(b)  Keurig USA Partner Required Capital Contributions. In the event that the JV’s and MarketingCo’s consolidated operational expenses, capital expenditures and any other expenses exceed the budgeted expenses reflected in the initial Annual Plans in respect of the 2026 Fiscal Year (with such amounts escalating annually after the 2026 Fiscal Year based on the PPI) by more than one hundred twenty percent (120%) of the pro-rated annual amount thereof in any Fiscal Quarter, the JV shall issue a capital call notice promptly (but in any event within ten (10) Business Days of the earlier of the JV learning of such excess or the end of such Fiscal Quarter) to the Keurig USA Partner requiring the Keurig USA Partner or its designee to fund such excess by means of a Capital Contribution in the form of cash within thirty (30) days following receipt of such capital call notice. Any such Capital Contribution (i) will be non-dilutive and non-priming with respect to any distributions to the Co-Investor Limited Partner, (ii) will be made in respect of the Units held by the Keurig USA Partner as of the date hereof and (iii) will not result in the issuance of additional Units.

(c)  Working Capital Facility. Solely to the extent the LP Committee determines in good faith that additional funding to the JV is required to (x) respond to an emergency, (y) cure any default under any Indebtedness of the JV or its Subsidiaries or (z) fund quarterly expenses up to one hundred twenty percent (120%) of the pro-rated annual amount set forth in the initial Annual Plans in respect of the 2026 Fiscal Year (with such amounts escalating annually based on the PPI) allocated to such quarter should there be a shortfall in the JV’s or its Subsidiaries’ ability to do so (after taking into account the JV’s and its Subsidiaries’ available cash reserves, which shall be utilized prior to providing additional funding pursuant to the Working Capital Facility), (i) the JV shall be permitted, with Unanimous Approval, to obtain such capital pursuant to a working capital facility of up to $200,000,000, in the aggregate, from a third-party lender and/or (ii) the Keurig Partners, or their respective Affiliates, shall be permitted, in their good faith discretion, to make additional capital available to the JV pursuant to a working capital facility available to be drawn up to $200,000,000 in the aggregate over the life of the investment (the “Working Capital Facility”). Co-Investor Limited Partner shall have the right to participate alongside any Keurig Partner or its Affiliates, as applicable, in funding such Working Capital Facility on a pro rata basis based on their relative Class A Units and Class B Units; provided, however, that in the event that Co-Investor Limited Partner elects to participate in such Working Capital Facility, the Keurig Partners and the Co-Investor Limited Partner shall negotiate in good faith to agree upon minority protections for the Co-Investor Limited Partner to be included in the documentation governing such Working Capital Facility (it being acknowledged and agreed that such Working Capital Facility shall not permit the relevant Keurig Partners to take any actions thereunder that would disproportionately and adversely affect the Co-Investor Limited Partner); provided, further, that if the parties are unable to reach agreement on such minority protections within five (5) Business Days, then the relevant Keurig Partner shall be permitted to proceed with such Working Capital Facility without the Co-Investor Limited Partner’s participation. Notwithstanding the foregoing, there shall not be a cap on any funding required pursuant to sub-clause (z) of the first sentence of this clause (c). The (x) Working Capital Facility will (i) have an interest rate comparable to similar liquidity facilities, (ii) not contain any maintenance covenants, (iii) mature in five (5) years and (iv) require that any actions or proceedings to enforce the terms of such facility shall require approval of the Co-Investor Limited Partner, (y) JV will be required to repay in full all amounts drawn down from such Working Capital Facility prior to making any Distributions under Section 2.1 and (z) Working Capital Facility will be treated as Indebtedness of the JV and will not result in the issuance of additional Units. For avoidance of doubt, except as described in clause (y) above or in Section 11.4, in no event shall any Working Capital Facility or other indebtedness entered into in accordance with the terms of this Agreement contractually prohibit or restrict the JV from making any payments to or for the benefit of the Co-Investor Limited Partner (including the Call Price, Early Call Price or otherwise).

(d)  Co-Investor Limited Partner’s Liability.

(i)  The Co-Investor Limited Partner shall be liable for Losses only to the extent such Losses arise from any of the following Specified Circumstances (as defined below): (i) willful misconduct of the Co-Investor Limited Partner in respect of its obligations under this Agreement (it being understood and agreed that the exercise of any Unanimous Approvals of the Co-Investor Limited Partner shall not constitute willful misconduct) or (ii) liability resulting from the failure to fund its Capital Contribution when required to do so under the Transaction Agreement (collectively, the “Specified Circumstances” and such liabilities, the “Co-Investor Liabilities”). Any liabilities or Losses not arising from the Specified Circumstances shall be borne and funded by the Keurig Partners (and for avoidance of doubt, any such funding by the Keurig Partners (i) will be non-dilutive and non-priming with respect to any distributions to the Co-Investor Limited Partner, (ii) will be made in respect of the Units held by the Keurig USA Partner as of the date hereof and (iii) will not result in the issuance of additional Units).

(ii)  In the case of the Co-Investor Limited Partner’s failure to timely fund any Losses in respect of the Specified Circumstances, the Keurig Partners may, following written Notice by the Keurig Partners to the Co-Investor Limited Partner and the Co-Investor Limited Partner failing to cure such failure to fund within thirty (30) days after receipt of such written Notice, enter into loan agreement(s) or note(s) (“Member Loans”), for the Keurig Partners to loan the unfunded amount of such Losses to the JV, and cause the JV to execute such Member Loan. Interest on Member Loans shall accrue at four percent (4%) per annum, and there shall be no fixed maturity date for any Member Loan.

ARTICLE 2

DISTRIBUTIONS, CAPITAL ACCOUNTS AND ALLOCATIONS OF NET PROFIT AND NET LOSS

Section 2.1  Distributions.

(a)  Distribution Policy. The LP Committee shall have full and sole discretion to declare distributions by the JV. The JV hereby adopts the distribution policy (the “Distribution Policy”) set forth on Schedule 2.1, which such Distribution Policy shall govern the making of distributions by the JV and its Subsidiaries, except as set forth in Section 11.4. The JV and the LP Committee shall at all times comply with the Distribution Policy.

(b)  Parent Guaranty. The Keurig Partners shall, concurrently with the execution of this Agreement by the Parties, provide the Parent Guaranty to the JV and the Co-Investor Limited Partner. Any amounts paid or contributed to the JV by Keurig Parent in its capacity as guarantor or by any other credit support provider shall be deposited into the same account into which such proceeds would have been deposited if the applicable Keurig Partner had made the applicable payment or contribution itself.

Section 2.2  No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the JV shall not make a Distribution to any Limited Partner on account of such Limited Partner’s Units if such Distribution would violate any Applicable Law.

Section 2.3  Capital Accounts. The JV shall maintain a separate capital account for each Limited Partner in accordance with the following provisions, provided, that sub-capital accounts may be maintained to facilitate tracking with respect to each class of Units (each such account, a “Capital Account”):

(a)  to each Limited Partner’s Capital Account there shall be credited (x) such Limited Partner’s contributions of cash and the Book Value of other properties and assets contributed to the JV, (y) such Limited Partner’s distributive share of Net Profits and other items of income or gain which are specifically allocated to such Limited Partner and (z) the amount of any JV liabilities assumed by such Limited Partner or which are secured by any property distributed to such Limited Partner; and

(b)  to each Limited Partner’s Capital Account there shall be debited (x) the amount of money and the book value of any property distributed to such Limited Partner pursuant to any provision of this Agreement (for the avoidance of doubt, not including any Distribution treated as a payment for the use of capital under Section 707(c) of the Code pursuant to Section 2.9), (y) such Limited Partner’s distributive share of Net Losses and other items of expense or loss which are specifically allocated to such Limited Partner and (z) the amount of any liabilities of such Limited Partner assumed by the JV or which are secured by any property contributed by such Limited Partner to the JV.

(c)  This Section 2.3 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If any Unit or other interest in the JV (or portion thereof) is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account to the extent such capital is attributable to such transferred Unit or other interest in the JV (or portion thereof).

Section 2.4  Negative Capital Accounts. No Limited Partner shall be required to pay to any other Limited Partner or the JV any deficit or negative balance which may exist from time to time in such Limited Partner’s Capital Account (including upon and after dissolution, termination, or cancellation of the JV).

Section 2.5  No Withdrawal. No Limited Partner shall be entitled to withdraw any part of such Limited Partner’s Capital Contributions or Capital Account balance or to receive any Distribution from the JV, except as expressly provided herein.

Section 2.6  Allocations.

(a)  Allocations Generally. Except as otherwise provided herein, and after giving effect to the allocations set forth in Section 2.7 and consistent with the Intended Tax Treatment under Section 2.9, Net Profit and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the JV shall be allocated among the Capital Accounts of the Limited Partners in a manner that, as closely as possible, gives economic effect to the provisions of Section 2.1 and Section 11.4 and the other relevant provisions of this Agreement.

(b)  Special Allocations. Notwithstanding Section 2.6(a):

(i)  Any Net Profit or Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) in respect of the JV’s interest in KCULC (“Canadian Profit or Loss”) that is allocated to the Keurig Partners pursuant to Section 2.6(a) shall be specially allocated ninety-five percent (95%) to the Keurig Lux Partner and five percent (5%) to the Keurig USA Partner.

(ii)  Any Net Profit or Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) that is not Canadian Net Profit or Net Loss and that is allocated to the Keurig Partners pursuant to Section 2.6(a) shall by specially allocated five percent (5%) to the Keurig Lux Partner and ninety-five percent (95%) to the Keurig USA Partner.

Section 2.7  Regulatory Allocations; Other Allocation Rules. The JV shall maintain a separate Capital Account for each Limited Partner in accordance with the following provisions:

(a)  Regulatory Compliance. The provisions of Section 2.1 (including the Distribution Policy), Section 2.3, Section 2.4, Section 2.5, Section 2.6, this Section 2.7, and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulation. In furtherance of the foregoing, Section 704 of the Code and the Treasury Regulations thereunder, including the provisions of such Regulations addressing qualified income offset, minimum gain chargeback requirements and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt (as defined in Regulation Section 1.704-2(b)(4)), are hereby incorporated by reference.

(b)  Modification of Allocations. The allocations set forth in Section 2.6, and this Section 2.7 are intended to comply with certain requirements of the Treasury Regulations. Notwithstanding the other provisions of this Article 2, the LP Committee shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Profit and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly Net Profit and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Limited Partners that bear the economic burden or benefit associated therewith (including by making one or more special allocations of income, gain, loss, deduction and credit to one or more Limited Partners), and/or (iii) to otherwise cause the Limited Partners to achieve the objectives underlying this Agreement as reasonably determined by the LP Committee. If there are any changes after the date of this Agreement in applicable tax law, regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions in this Agreement with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Limited Partners not to achieve in any material respect the economic objectives underlying this Agreement, the LP Committee may, in its discretion, make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.

(c)  The Capital Accounts of the Limited Partners may, at the discretion of the LP Committee, be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), and thereafter maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g) (including the computation of Net Profit and Net Loss with reference to such adjustment), to reflect the Fair Value of JV property whenever an interest in the JV is relinquished to the JV, whenever an additional Limited Partner is admitted to the JV or a Limited Partner increases its

Capital Contributions and the amount of capital contributed by such Limited Partner upon its admission or increase, as the case may be, is more than de minimis and reflects changes in the value of JV assets upon a liquidation of the JV, and shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of more than a de minimis amount of property (other than cash).

(d)  Any amendment or adjustment by the LP Committee pursuant to Section 2.7(b) or Section 2.7(c) shall be subject to consent by the Co-Investor Limited Partner if such amendment or adjustment could materially, adversely and disproportionately impact the Co-Investor Limited Partner as compared to the Keurig Partners, taking into account the differences between the rights and intended tax treatment of the Keurig Partners’ Units, on the one hand, and the Co-Investor Limited Partner’s Units on the other.

Section 2.8  Tax Allocations.

(a)  The income, gains, losses, deductions and credits of the JV will be allocated for federal, state and local income tax purposes among the Limited Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the JV’s subsequent income, gains, losses, deductions and credits will be allocated for federal, state and local income tax purposes among the Limited Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)  Items of the JV’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the JV shall be allocated among the Limited Partners in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the JV for U.S. federal income tax purposes and its Book Value. In addition, if the Book Value of any of the JV’s asset is adjusted pursuant to the requirements of Treasury Regulations Section 1.704-l(b)(2)(iv)(f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code. The LP Committee shall determine all allocations pursuant to this Section 2.8(b) using the “traditional method” (or such other method elected by the Keurig Partners) as described in Treasury Regulations Section 1.704-3.

(c)  Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their interests in such items as determined by the LP Committee taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(d)  Any recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Partners who received the benefit of such deductions (taking into account the effect of any remedial allocations).

(e)  Allocations pursuant to this Section 2.8 are solely for purposes of U.S. federal, state and local taxes and shall not affect any Limited Partner’s Capital Account.

Section 2.9  Intended Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, the Parties shall treat: (i) the JV as a partnership in which the Keurig Partners and the Co-Investor Limited Partner are partners, (ii) each Distribution or accrual of the Target IRR to the Co-Investor Limited Partner as: (A) a payment for the use of capital under Section 707(c) of the Code, the deduction of which by the JV is subject to limitations of Section 163(j) of the Code, assuming such deduction is defined as “properly allocable to a trade or business” as defined in Section 163(j)(5) of the Code, (B) thereafter, a tax-free distribution governed by Section 731(a) of the Code to the extent of the Co-Investor Limited Partner’s unreturned Purchase Price plus the deemed capital contribution pursuant to clause (iii); and (C) thereafter, a distributive share of the JV’s income attributable to USA Available Cash and KCM Available Cash (in accordance with its Class A Distribution Percentage and Class B Distribution Percentage and Schedule 2.1) for which the Co-Investor Limited Partner shall be allocated items of net income, (iii) any accrual of the Target IRR that does not have a corresponding cash distribution to the Co-Investor Limited Partner shall be treated as a deemed capital contribution for purposes of Section 704(b) of the Code, which shall result in a tax-free distribution governed by Section 731(a) of the Code when such amounts are distributed pursuant to clause (B), and (iv) each Upfront Fee (as defined in the applicable Fee Letter (as defined in the Transaction Agreement)) shall be deductible to the payor thereof (clauses (i)-(iv), the “Intended Tax Treatment”). For the avoidance of doubt, for these purposes, (x) the amount of each Distribution or accrual of the Target IRR treated as described under clause (ii)(A) would be calculated at the Target IRR for the life of the Co-Investor Limited Partner’s investment, based on the Target IRR in effect at the time of the Distribution or accrual and the amount of the Purchase Price for such Taxable Year remaining after the application of clause (B), (y) the Co-Investor Limited Partner’s investment into Class A Units or Class B Units shall not be considered to result in any capital shift or other allocation of JV income other than as described under clause (A) and clause (C), and (z) if the Co-Investor Limited Partner does not recover any amounts beyond its Target IRR along with the Purchase Price amount, any allocation under clause (C) would be expected, based on the facts as of the date hereof, to be de minimis. No Party shall take a position inconsistent with the Intended Tax Treatment on any Tax Return or filing or in any Tax proceeding except as otherwise required by a change in applicable law or the good faith resolution of a tax contest. For the avoidance of doubt, the Parties intend and agree that any Coffee Assets in the United States are intended to be held by the JV and its Subsidiaries predominantly on a pass-through basis for U.S. federal (and applicable state and local) income tax purposes.

Section 2.10  Withholding and Indemnification for Payments on Behalf of a Limited Partner. The JV may withhold from Distributions with respect to any Unit or portions thereof if it is required by Applicable Law to make any payment to a Governmental Authority that is specifically attributable to a Limited Partner with respect to Units held by such Person (including federal, state or local taxes), and each such Limited Partner hereby authorizes the JV to withhold from or pay on behalf of or with respect to such Limited Partner any such payment that the JV is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner with respect to Units held by such Person pursuant to this Agreement. Any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the JV or any fiscally transparent entity in which the JV owns an interest shall be treated as specifically attributable to the Limited Partners and the LP Committee shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to the Limited Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise) as reasonably determined by the LP Committee; provided, that for the avoidance of doubt, that if a “push-out” election under Section 6226 of the Code (or any analogous election under state or local tax law) with respect to any fiscally transparent entity in which the JV owns an equity interest is not made for any taxable period that ends prior to or includes the Effective Date, the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest payable under the Partnership Tax Audit Rules shall be specifically allocated to the Keurig Partners; provided, further, however, that with respect to any taxable period that includes the Effective Date, such burden shall be specifically allocated to the Keurig Partners only to the extent attributable to the portion of such taxable period up to and including the Effective Date. Any amounts withheld from, paid on behalf of or otherwise specifically attributable to any Limited Partner pursuant to this Section 2.10 will be treated as having been distributed to such Limited Partner. To the extent that the cumulative amount withheld or paid for any period exceeds the Distributions to which such Limited Partner is entitled for such period with respect to Units held by such Person, the JV will provide notice to such Limited Partner and such amount will (a) be treated as having been distributed to such Limited Partner as an advance against the next Distributions that would otherwise be made to such Limited Partner with respect to Units held by such Person, and such amount shall be satisfied by offset from such next Distributions or (b) if requested in writing by the LP Committee, be contributed by such Limited Partner to the JV within fifteen (15) days of demand therefor. If a Limited Partner fails to comply with its obligation to contribute to the JV pursuant to clause (b) above, such Limited Partner shall indemnify the JV in full for the entire amount paid by the JV (including interest, penalties and related expenses). Each Limited Partner will furnish the LP Committee with such information as may reasonably be requested by the LP Committee from time to time to determine whether withholding is required and the amount thereof, and each Limited Partner will promptly notify the LP Committee if such Limited Partner determines at any time that it is subject to withholding. A Limited Partner’s obligation to indemnify and make contributions to the JV under this Section 2.10 shall survive (i) the termination, dissolution, liquidation, cancellation, and winding up of the JV, and for purposes of this Section 2.10, to the fullest extent permitted by applicable law, the JV shall be treated as continuing in existence and (ii) such Limited Partner ceasing to be a Limited Partner. The JV may pursue and enforce all rights and remedies it may have against each Limited Partner under this Section 2.10 if a Limited Partner does not comply with the provisions in this Section 2.10, including instituting a lawsuit to collect such amounts required to be paid to the JV or otherwise borne by such Limited Partner, with interest calculated at a rate equal to the prime rate plus three percentage (3%) points per annum (but not in excess of the highest rate per annum permitted by applicable law), compounded on the last day of each Fiscal Quarter.

ARTICLE 3

STATUS, RIGHTS AND POWERS OF LIMITED PARTNERS

Section 3.1  Return of Distributions of Capital. Except as expressly set forth in this Agreement or as otherwise expressly required by Applicable Law, a Limited Partner, in such capacity, shall have no liability for obligations or liabilities of the JV in excess of (a) the amount of Capital Contributions made or required to be made by such Limited Partner, (b) such Limited Partner’s share of any assets and undistributed profits of the JV and (c) to the extent required by Applicable Law or this Agreement, the amount of any Distributions wrongfully distributed to such Limited Partner. For the avoidance of doubt, the Co-Investor Limited Partner shall have no liability for obligations or liabilities of the JV or otherwise hereunder other than the Co-Investor Liabilities. Except as expressly set forth in this Agreement or as otherwise required by Applicable Law, upon an insolvency of the JV, no Limited Partner shall be obligated by this Agreement to return any Distribution to the JV or pay the amount of any Distribution for the account of the JV or to any creditor of the JV; provided, however, that if any court of competent jurisdiction determines in a final, non-appealable order that, notwithstanding this Agreement, any Limited Partner is obligated to return or pay any part of any Distribution, such obligation shall bind such Limited Partner alone and not any other Limited Partner or any LP Committee Member; provided, further, that, without limiting the terms of Section 1.12(d), if any Limited Partner is required to return all or any portion of any Distribution under circumstances that are not unique to such Limited Partner but that would have been applicable to all Limited Partners if such Limited Partners had been named in the lawsuit against the Limited Partner in question (such as where a Distribution was made to all Limited Partners and rendered the JV insolvent, but only one Limited Partner was sued for the return of such Distribution), the Limited Partner that was required to return or repay the Distribution (or any portion thereof) shall be entitled to reimbursement from the other Limited Partners that were not required to return the Distributions made to them based on each such Limited Partner’s Pro Rata Share of the Distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Limited Partners and shall not be construed as benefiting any Third Party. The amount of any Distribution returned to the JV by a Limited Partner or paid by a Limited Partner for the account of the JV or to a creditor of the JV pursuant to this Section 3.1 shall be added to the account or accounts from which it was subtracted when it was distributed to such Limited Partner.

Section 3.2  No Management or Control. Except as expressly provided in this Agreement (including, for the avoidance of doubt, the Unanimous Approval Matters and Section 14.1) or as delegated by the LP Committee or as provided for in the Operations and Maintenance Agreement, no Limited Partner shall take part in or interfere in any manner with the management of the business and affairs of the JV.

Section 3.3  Voting. Except as otherwise expressly set forth in this Agreement (including Article 4 and Article 5 and Schedule 4.1 hereof) or as required by Applicable Law that cannot be waived, no matter or action will require the vote or approval of the Limited Partners. In the event any matter or action is required by Applicable Law to be submitted to a vote (or for the approval) of the Limited Partners and such Law cannot be waived, (a) the Class A-1 Units and the Class B-1 Units will vote together as a single class, (b) each Limited Partner that holds Class A-1 Units and Class B-1 Units shall be entitled to one (1) vote per Class A-1 Unit and one (1) vote per Class B-1 Unit held by such Limited Partner, and (c) action by written consent in lieu of a meeting is expressly permitted if such written consent is provided to all Limited Partners in a reasonable amount of time (it being agreed that five (5) Business Days shall be deemed to be reasonable) prior to the execution thereof and is subsequently signed by Limited Partners having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted.

ARTICLE 4

DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE LP COMMITTEE

Section 4.1  LP Committee.

(a)  The business of the JV will be managed by the General Partner that hereby delegates authority to a committee appointed and determined as provided in Schedule 4.1 attached hereto (the “LP Committee”); provided, that, except as otherwise provided herein, no single member of the LP Committee (in their capacity as such) may bind the JV, and the LP Committee will have the power to act only collectively in accordance with the provisions and in the manner specified herein and in Schedule 4.1. The LP Committee will initially be comprised of the individuals set forth in Schedule 4.1. Thereafter, the individuals constituting the LP Committee will be determined in accordance with the provisions of Schedule 4.1. Schedule 4.1 sets forth the procedures for the conduct of the affairs of the LP Committee and decisions of the LP Committee will be set forth in a resolution adopted in accordance with the procedures set forth in Schedule 4.1. Such decisions will be carried out by officers or agents of the JV designated by the LP Committee in such resolution or in one or more standing resolutions or with the power and authority to do so under Article 5.

(b)  A decision of the LP Committee may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in Schedule 4.1 as then in effect; provided, however, that no such amendment, modification or repeal will affect any Person who has been furnished a copy of the original resolution, certified by a duly authorized officer of the JV, until such Person has been notified in writing of such amendment, modification or repeal; provided, further, that no such amendment, modification or repeal will invalidate actions previously authorized by such original resolution with respect to any Person if such original resolution has been relied upon in good faith by such Person.

Section 4.2  Authority of the LP Committee. Except as otherwise expressly provided in this Agreement, the General Partner has designated the LP Committee to have the exclusive power and authority on its behalf to manage the business and affairs of the JV and to make all decisions with respect thereto. The LP Committee is hereby vested with all rights and powers of a general partner under the Act and has full authority to manage the JV and exercise all rights on behalf of the JV under, and in accordance with, this Agreement, including all rights and powers to manage and control the business and affairs of the JV in accordance with this Agreement. For the avoidance of doubt, the General Partner has no rights or powers as a partner of the JV, and pursuant to Section 17-403 of the Act, the General Partner, solely in its capacity as such, has irrevocably delegated to the LP Committee ab initio all of its rights and powers with respect to the JV (for the avoidance of doubt, this sentence shall not apply to any rights or powers of Keurig Lux Partner in its capacity as a Limited Partner or a holder of Units or as otherwise expressly provided to the Keurig Lux Partner or the Keurig USA Partner hereunder). No Partner or Designee (acting individually) shall have the authority to manage the business and affairs of the JV or contract for or incur on behalf of the JV any debts, liabilities or other obligations or bind the JV, except as expressly permitted by this Agreement. Except as otherwise expressly provided in this Agreement, the LP Committee or Persons designated by the LP Committee, including officers and agents of the JV appointed by the LP Committee, will be the only Persons authorized to execute documents which will be binding on the JV. To the fullest extent permitted by Applicable Law, but subject to any specific provisions hereof granting rights to the Limited Partners, the LP Committee will have the power to perform any acts, statutory or otherwise, with respect to the JV or this Agreement, which would otherwise be possessed by the Limited Partners under the Act, and the Limited Partners will have no power whatsoever with respect to the management of the business and affairs of the JV. The power and authority granted to the LP Committee hereunder will include all those necessary, advisable or incidental for the accomplishment of the purposes of the JV and the exercise of the powers of the JV. Except as otherwise stated herein, any decision, action, approval, authorization, election or determination made by the LP Committee in furtherance of the terms herein may be made by the LP Committee in its sole discretion.

Section 4.3  Reliance by Third Parties. Any Person dealing with the JV or the Limited Partners may rely upon a certificate signed by any Keurig Designee as to: (a) the identity of the Limited Partners, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Limited Partners or are in any other manner germane to the affairs of the JV, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the JV, (d) the authorization of any action by or on behalf of the JV by the LP Committee or any officer or agent acting on behalf of the JV or (e) any act or failure to act by the JV or as to any other matter whatsoever involving the JV or the Limited Partners.

Section 4.4  Certain Approval Rights. Notwithstanding anything to the contrary herein, none of the JV, any of its Subsidiaries nor any officer or agent of the JV (including the Operator or the LP Committee) or any other person or entity acting on behalf of the JV or any of its Subsidiaries (which may include any Affiliate of the JV or any Keurig Partner), shall take or consent to any of the actions described in Exhibit B and, solely with respect to KCULC and its Subsidiaries, Exhibit B-1 and Exhibit B-2, in each case, without (i) the unanimous approval of the LP Committee and (ii) the unanimous prior written approval of each of the Limited Partners holding at least ten percent (10%) of the voting power in the JV (such approval, “Unanimous Approval,” and such matters subject to Unanimous Approval, the “Unanimous Approval Matters”); provided, that in no event shall any partial exercise of the Early Call Right, Call Right or the Conversion Right alter or impair the Unanimous Approval rights of the Co-Investor Limited Partner or the Co-Investor Designees. Any action (or inaction) taken (or not taken) that is not in compliance with this Section 4.4 and Exhibit B shall be null and void ab initio and of no force or effect. The JV shall not permit its Subsidiaries to take any actions that would otherwise require Unanimous Approval absent receipt of such Unanimous Approval.

Section 4.5  Operation of the JV. The JV and its Subsidiaries shall be operated in material compliance with all Applicable Laws, and each Limited Partner shall act in its capacity as such in accordance with all Applicable Laws in all material respects.

ARTICLE 5

DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF OFFICERS AND AGENTS; SUBSIDIARIES

Section 5.1  Officers and Agents. Except as otherwise determined by the LP Committee, Keurig Lux Partner may appoint the officers of the JV, which may consist of such officers as it deems appropriate, including, as Keurig Lux Partner may elect, a president, a secretary and a treasurer and one or more vice-presidents and one or more assistant secretaries and assistant treasurers and such other officers as it deems appropriate, and/or agents of the JV to such positions and with such titles, if any, as Keurig Lux Partner deems appropriate, or may determine that no such officers or agents of the JV will be appointed, and may delegate to such officers or agents (if so appointed) such powers as are granted to the LP Committee hereunder, including (as applicable) the power to run the day-to-day business of the JV, to execute documents on behalf of the JV and to cause the JV to perform and/or make elections under any agreement of the JV, in each case, as Keurig Lux Partner may reasonably determine; provided, that no such delegation by Keurig Lux Partner shall be permitted if it shall impair or limit the application of any consent right held by any Co-Investor Limited Partner set forth in this Agreement, including any such delegation that will result in the JV taking any of the actions set forth in Section 4.4 or Exhibit B without the written consent of all Persons having approval rights pursuant thereto and in breach of Section 4.4 or Exhibit B, as the case may be. Any number of offices may be held by the same person. Such officers or agents of the JV, if so appointed, shall not be compensated by the JV. Other than as expressly permitted by this Agreement, the JV shall not hire any employees. No officer shall be entitled to receive any fees or other payments in respect of services rendered in their capacity as an officer of the JV.

Section 5.2  Tenure. Each officer of the JV shall hold office until his or her respective successor is chosen and qualified unless a shorter period shall have been specified by the terms of his or her election or appointment, or in each case, until he or she sooner dies, resigns, is removed or becomes disqualified. Each agent of the JV shall retain his or her authority at the pleasure of the LP Committee or Keurig Lux Partner, or the officer by whom he or she was appointed or by the officer who then holds agent appointive power.

Section 5.3  Vacancies. If the office of any officer of the JV becomes vacant, Keurig Lux Partner may choose a successor. Each such successor shall hold office for the unexpired term, and until his or her successor is chosen and qualified or in each case, until he or she sooner dies, resigns, is removed or becomes disqualified.

Section 5.4  Resignation and Removal. Keurig Lux Partner may at any time remove any officer and/or agent of the JV with or without cause. Any officer may resign at any time by delivering his or her resignation in writing to the LP Committee. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.

Section 5.5  President. The president, if any, shall be the chief executive officer of the JV, shall preside at all meetings of the LP Committee unless a Chair of the LP Committee has been appointed and determined as provided in Schedule 4.1) attached hereto and is present, and shall see that all orders and resolutions of the LP Committee are carried into effect.

Section 5.6  Vice-Presidents. In the absence of the president or in the event of the president’s inability or refusal to act, the vice-president, if any (or in the event there be more than one vice-president, the vice-presidents in the order designated by Keurig Lux Partner, or in the absence of any designation, then in the order of their appointment), shall perform the duties of the president and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-president shall perform such other duties and have such other powers as Keurig Lux Partner or the president, if any, may from time to time prescribe.

Section 5.7  Secretary. The secretary, if any, shall attend all meetings of the LP Committee and record all the proceedings of the meetings of the JV and of the LP Committee in a book to be kept for that purpose and shall perform like duties for any standing committees when required. The secretary shall give, or cause to be given, notice of all special meetings of the LP Committee, and shall perform such other duties as may be prescribed by Keurig Lux Partner or the president, if any, under whose supervision the secretary shall be. The secretary shall have custody of the corporate seal of the JV (if any) and the secretary, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the secretary’s signature or by the signature of such assistant secretary. Keurig Lux Partner may give general authority to any other officer to affix the corporate seal of the JV (if any) and to attest the affixing by the secretary’s signature.

Section 5.8  Assistant Secretaries. The assistant secretaries, if any, shall assist the secretary with the secretary’s duties and shall, in the absence of the secretary or in the event of the secretary’s inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as Keurig Lux Partner may from time to time prescribe.

Section 5.9  Treasurer. The treasurer, if any, shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the JV and shall deposit all moneys and other valuable effects in the name and to the credit of the JV in such depositories as may be designated by the LP Committee. The treasurer shall disburse the funds of the JV as may be ordered by the LP Committee, taking proper vouchers for such disbursements, and shall render to the president and the LP Committee, at its regular meetings, or when the LP Committee so requires, an account of all the treasurer’s transactions as treasurer and of the financial condition of the JV. If required by the LP Committee, the treasurer shall give the JV a bond (which shall be renewed every six (6) years) in such sum and with such surety or sureties as shall be satisfactory to the LP Committee for the faithful performance of the duties of the treasurer’s office and for the restoration to the JV, in case of the treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the treasurer’s possession or under the treasurer’s control belonging to the JV.

Section 5.10  Assistant Treasurers. The assistant treasurers, if any, shall assist the treasurer in the treasurer’s duties and shall, in the absence of the treasurer or in the event of the treasurer’s inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as Keurig Lux Partner may from time to time prescribe.

Section 5.11  KCULC and KCM Directors and Officers. Except as otherwise determined by the LP Committee, the Keurig Lux Partner shall have the exclusive right to appoint or designate all directors and officers of KCULC or KCM, as applicable; provided, however, that the foregoing shall not be permitted if it shall impair or limit the application of any consent right held by any Co-Investor Limited Partner set forth in this Agreement, including any such delegation that will result in the JV taking any of the actions set forth in Section 4.4 or Exhibit B without the written consent of all Persons having approval rights pursuant thereto and in breach of Section 4.4 or Exhibit B, as the case may be.

Section 5.12  Separateness. The JV, the LP Committee and the General Partner (solely in such capacity) shall use reasonable best efforts to do or cause to be done all things reasonably necessary to cause the JV and its Subsidiaries to comply with each of the following:

(a)  preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;

(b)  maintain its own separate books and records and bank accounts;

(c)  at all times hold itself out to the public and all other Persons as a legal entity separate from the Keurig Partners and any other Person (although, in any case, it may be identified and operate as a subsidiary or affiliate of the Keurig Partners);

(d)  file its own Tax Returns, if any, as may be required under applicable law, to the extent (i) not part of a consolidated group filing a consolidated return or returns or (ii) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under the Applicable Law;

(e)  not commingle its assets with the assets of any other Person (other than ordinary course sharing arrangements on an arm’s-length basis);

(f)  conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence (although, in any case, it may be identified and operate as a subsidiary or affiliate of the Keurig Partners);

(g)  pay, or cause to be paid, its own liabilities only out of its own funds;

(h)  not hold out its credit or assets as being available to satisfy the obligations of others (other than any guarantees, termination, cross-default and similar provisions in ordinary course agreements on arm’s length terms); and

(i)  correct any known misunderstanding regarding its separate identity.

Failure of the JV, or the LP Committee and the General Partner on behalf of the JV, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the JV as a separate legal entity. For the avoidance of doubt, nothing in this

Section 5.12 shall restrict the JV, the LP Committee, the General Partner, the Keurig Partner or their Affiliates from taking any action contemplated by this Agreement or the Main JV Agreements or from any accounting consolidation or related reporting.

ARTICLE 6

LP COMMITTEE

PLANS; BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 6.1  Business Plans.

(a)  Annual Plans; 10-Year Plan; 30-Year Plan. Concurrently with the execution and delivery of this Agreement, the Limited Partners and the LP Committee have adopted the initial Annual Plans, 10-Year Plan and 30-Year Plan. The LP Committee shall be entitled to amend or adopt any new Annual Plan and adopt a new 10-Year Plan, in each case, only with the receipt of the requisite Unanimous Approval (if any); provided, that the LP Committee shall reasonably consult with (and consider in good faith the comments of) the Co-Investor Designees in connection with any material amendments and approvals thereto. Once adopted, a 10-Year Plan will not be amended except in connection with the approval of a new 10-Year Plan at the end of the applicable ten-year period, and, from and after the Closing, the 30-Year Plan will not be amended, except in connection the approval of a new 30-Year Plan at the end of the applicable thirty-year period. In the event the LP Committee cannot agree on any changes to any subsequent 10-Year Plan or any requisite Unanimous Approval is not obtained therefor, the budget of the JV for the first year following the expiring 10-Year Plan shall be equal to the budget set forth in the final year of the most recent approved 10-Year Plan, subject to the relevant volume and PPI escalators set forth therein.

(b)  Additional Business Plan Assets; Alternative Business Plan. If MarketingCo exercises its Expansion Election (as defined in the Wholesale Agreement) under the Wholesale Agreement, (A) the JV shall accept the contribution of the Additional Business Plan Assets (as defined in the Wholesale Agreement) from the Keurig Partners (it being understood that no Units shall be issued in respect thereof and such contribution shall not dilute the Co-Investor Limited Partner), (B) the JV will amend and restate the Wholesale Agreement pursuant to which the JV will exclusively produce roasted coffee beans for MarketingCo and its Affiliates for sale in the US and Canada (regardless of whether such roasted coffee beans are consumed as single-serve beverages), (C) the Limited Partners will mutually agree upon a new 10-Year Plan that will encompass the Additional Business Plan Assets and the roasted coffee beans produced by such assets (such 10-Year Plan, the “Alternative Business Plan”) and (D) the Parties and MarketingCo shall cooperate in good faith to agree upon a new Marketing Plan in accordance with such Alternative Business Plan associated with such Expansion Election (including any required proportionate adjustments to the Volumes, Margins and Product Price and references to Products to include any changes to the scope of products included in the applicable Alternative Business Plan). The unit economics (including the Volume, pricing and Tiers) will be agreed at the time of MarketingCo making the Expansion Election, and the Co-

Investor Limited Partner will have a consent right to the extent that the unit economics are not proportionate with the expected unit economics of the Products for the applicable Marketing Term (i.e., the volume and margin tiers will be calculated proportionately based on the aggregate volume of roasted coffee beans produced by the assets of the JV and its Subsidiaries (including the Additional Business Plan Assets) during the most recent twelve-month period). For avoidance of doubt, in no event shall any loss assets be contributed as Additional Business Plan Assets and the JV shall have no obligation to accept any such loss assets.

Section 6.2  Books and Records. The JV shall maintain at its principal office, or such other office as the LP Committee shall determine, such books and records with respect to the JV’s business as the LP Committee deems appropriate. Subject to Section 6.5, each Limited Partner shall have the right, exercisable no more than once in any twelve (12)-month period or upon reasonable cause (as determined in good faith by the LP Committee), to reasonably inspect such books and records upon its reasonable request and upon reasonable advance notice to the JV, and the JV shall, and the Keurig Partners shall cause the JV and each of their respective Affiliates, to provide such access (including, for avoidance of doubt, any books and records held by a Keurig Partner or any of its Affiliates to the extent related to the JV).

Section 6.3  Main JV Agreements Reports and Notices. From and after the Effective Date, the JV will reasonably promptly, and in no event later than ten (10) Business Days after receipt by the JV of any material Notice under the Main JV Agreements, deliver to the Limited Partners: (a) each such Notice and/or (b) the Quarterly Operating Reports, Annual Operating Budgets, and any incident reports or remedial plans provided by the Operator following an Operational Failure.

Section 6.4  Inspection.

(a)  Except as expressly provided in Section 6.2, Section 6.5 and/or Section 6.6, the JV and each of the Limited Partners acknowledge that (1) neither the JV nor the Keurig Partners shall be obligated to grant to any other Limited Partner or the Limited Partners’ respective Representatives, and no other Limited Partner or any of such Representatives shall have, the right to access to visit or inspect the manufacturing facilities held or operated by, or on behalf of, the JV or its Subsidiaries (the “Facilities”) or any Keurig Partner’s or its Affiliates’ properties that are unrelated to the business of the JV (as applicable) and (2) subject to the Limited Partners’ rights pursuant to Section 6.2 and Section 6.6, no Limited Partner shall be obligated to grant to any other Limited Partner or such Limited Partners’ respective Representatives, and no other Limited Partner or any of such Representatives shall have, the right to examine any Limited Partner’s or its Affiliates’ books of account and records (excluding, for avoidance of doubt, any books and records held by a Keurig Partner or any of its Affiliates to the extent related to the JV); provided, however, that the JV or the Keurig Partners (in the case of clause (1)) or such Limited Partner (in the case of clause (2)) may grant any such access in its sole discretion; provided, further, that, in each case, an independent contractor approved in advance by the Keurig Partners (in its reasonable discretion and in good faith consultation with Co-Investor Limited Partner) (each, a “Designated Representative”) shall be provided access by the Keurig Partners to the Facilities during normal business hours and upon reasonable advance notice, but shall be subject to Keurig Parent’s policies and procedures for the purpose of (A) if the JV or Co-Investor Limited Partner so requests, reviewing and certifying any incident reports or remedial plans provided by the Operator following an Operational Failure and (B) evaluating a Major Casualty Event (as defined in the Risk of Loss Agreement) in the event of a dispute by the JV under the Risk of Loss Agreement.

(b)  Notwithstanding anything to the contrary in this Agreement, (i) auditors and accountants of the JV shall not be obligated to make any work papers available to a Limited Partner unless and until such Limited Partner has signed a customary agreement relating to such access in form and substance reasonably acceptable to such auditors or accountants and the provision of such information is not prohibited by Applicable Law or regulation or pursuant to any agreement with or obligation to a Governmental Authority, and (ii) in no circumstance shall the Keurig Partners be obligated to provide, or the JV, any other Limited Partner or the JV’s or any other Limited Partner’s Representatives have the right to, access to any restricted access areas or any information (including information provided pursuant to Section 6.3): (A) to the extent prohibited by Applicable Law or regulation or pursuant to any agreement with or obligation to a Governmental Authority, or (B) that any Keurig Partner reasonably considers in good faith to be a trade secret or similarly competitively sensitive confidential information to such Keurig Partner and its Affiliates or the disclosure of which, on the advice of counsel, would adversely affect the attorney-client privilege between such Keurig Partner or the JV and its counsel; provided, that, in the case of the foregoing clause (ii)(B), the Keurig Partners shall use commercially reasonable efforts to take measures to provide the material portions of such information to the extent such information is otherwise required or desired by the Keurig Partners to be provided to another Limited Partner pursuant to the terms and conditions in this Agreement.

Section 6.5  Confidentiality.

(a)  No Party (each, a “Receiving Party”) shall, for any purpose other than performing its obligations under this Agreement, use, divulge, disclose, produce, publish or permit access to, without the prior written consent of any other Party (the “Disclosing Party”), any commercially sensitive, non-public, confidential or proprietary information of the Disclosing Party (“Confidential Information”). Confidential Information includes this Agreement, all information or materials prepared in connection with the services performed under any Main JV Agreement, designs, drawings, specifications, techniques, models, data, documentation, source code, object code, diagrams, flow charts, research, development, processes, procedures, formulae, know-how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies and financial information or concerning industrial, commercial or scientific expertise, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets, in each case, where such information or material is clearly marked as “confidential,” “proprietary” or the like at the time of disclosure or after disclosure, or, if first disclosed in non-tangible form, is orally identified as confidential or proprietary at the time of disclosure or confirmed as such in writing after disclosure, or where, under the circumstances, such information or material is reasonably considered Confidential Information of the Disclosing Party. The Receiving Party may grant access to such Confidential Information to its respective employees and authorized contractors, subcontractors and agents whose access is necessary to fulfill the terms of this Agreement. Confidential Information does not include any information (a) known to the Receiving Party prior to obtaining the same from the Disclosing Party, (b) that is or becomes generally available to the public other than as a result of a disclosure by any Person not otherwise permitted pursuant to this Section 6.5, (c) of which such Person (or its Affiliates) learns from sources other than the Disclosing Party or its Affiliates or their representatives or predecessors; provided, that such source is not known (after reasonable inquiry undertaken in good faith) to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any of its Affiliates with respect to such information or (d) that is disclosed in a prospectus or other documents available for dissemination to the public by express prior written consent of an authorized officer of Disclosing Party. The Receiving Party shall use the higher of the standard of care that the Receiving Party uses to preserve its own Confidential Information of a similar nature or a reasonable standard of care to prevent unauthorized use or disclosure of such Confidential Information.

(b)  Notwithstanding anything herein to the contrary, each Receiving Party and its Affiliates and its and their respective managers, officers, shareholders, partners, employees, agents and members shall be permitted to disclose such Confidential Information without the prior written consent of the Disclosing Party (i) to those of such Receiving Party’s Affiliates, and its and their respective agents (including, for the avoidance of doubt, investment, compliance and other personnel of the Co-Investor Limited Partner, its direct and indirect owners and their respective Affiliates) (“Co-Investor Personnel”), representatives and employees who (x) need access to such Confidential Information to directly support such Receiving Party’s obligations under this Agreement or, in the case of the Co-Investor Personnel, need access to such Confidential Information for the purpose of administering (or otherwise have a need to know about) Co-Investor Limited Partner’s investment in the JV and (y) are subject to confidentiality obligations at least as restrictive as the obligations set forth herein, (ii) to such Receiving Party’s prospective direct or indirect limited partners and equity holders so long as they are subject to substantially comparable confidentiality obligations as those set forth herein (and provided that, in the case of Co-Investor Limited Partner, the allowance of this clause (ii) shall be limited to information provided pursuant to Section 6.6, (iii) to the extent required to be disclosed by order of a court of competent jurisdiction or other Governmental Authority, or by any stock exchange where the shares of any Person are listed, or by any Applicable Law, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, (iv) as required in connection with any government or regulatory filings, including filings with any regulating authorities covering the relevant financial markets, (v) to the extent necessary for the enforcement of any right of such Receiving Party arising under this Agreement, (vi) to its attorneys, accountants, rating agencies, financial advisors or other agents, in each case, bound by the same or similar confidentiality obligations, (vii) to banks, insurers, investors and other equity or debt financing sources and their advisors, in each case, if the Person receiving the Confidential Information is bound by the same or similar confidentiality obligations, (viii) to a potential acquiror and its representatives and employees in an actual or prospective merger or acquisition or similar transaction where the Person receiving the Confidential Information is bound by the same or similar confidentiality obligations, (ix) to the extent required to be disclosed on any Tax Return or in connection with any audit or other proceeding relating to Taxes or to the U.S. Department of the Treasury or the Internal Revenue Service (or any relevant state or local Taxing authority) in connection with Tax incentives, exemptions, deductions, abatements, exclusions or other benefits, and (x) to insurance agents to the extent necessary to perform its obligations under this Agreement; provided, however, that each of Co-Investor Limited Partner and the JV agrees that it will not disclose any Confidential Information of any Keurig Partner to any Person that is a Keurig Competitor or an Affiliate thereof (it being understood and agreed that in no event shall providing Confidential Information to Co-Investor Personnel in and of itself be deemed to be providing such information to a Keurig Competitor).

(c)  If a Receiving Party believes that it will be compelled to disclose Confidential Information of the Disclosing Party pursuant to any of sub-clauses (iii), (iv), (vii) and (viii) in Section 6.5(b), then, to the extent permitted by Applicable Law, it shall give the Disclosing Party prompt written Notice so that the Disclosing Party may determine whether to take steps to oppose such disclosure. Except for disclosures pursuant to sub-clauses (iii), (iv), (ix) and (x) of Section 6.5(b), a Receiving Party shall advise each Person to whom it provides the Disclosing Party’s Confidential Information of the confidentiality obligations in this Agreement, and a Receiving Party shall be liable to the Disclosing Party for any breach of such confidentiality obligations by any such Person to whom such Receiving Party has provided the Disclosing Party’s Confidential Information.

(d)  Co-Investor Limited Partner acknowledges and agrees that certain Confidential Information furnished or made available by or on behalf of the JV, the Keurig Partners or their respective Affiliates may constitute or may contain material non-public information regarding Keurig Parent. Co-Investor Limited Partner further acknowledges that it is aware of applicable United States securities laws, and that such applicable securities laws may restrict the trading of securities by a person who has received material non-public information.

(e)  The Parties shall cause the confidentiality provisions of this Section 6.5 to remain in full force and effect with respect to any Confidential Information until the date that is five (5) years after the date of the termination of this Agreement or, in the case of Co-Investor Limited Partner, until the date that is two (2) years following the date the Co-Investor Limited Partner is no longer a Limited Partner or Controlled by the Co-Investors; provided, however, that, with respect to Confidential Information that constitutes a trade secret, the confidentiality obligations of the Co-Investor Limited Partner under this Section 6.5 shall survive for so long as such information remains a trade secret under Applicable Law.

(f)  Except as is necessary for each Party’s obligations hereunder, at any time upon the request of a Disclosing Party, the Receiving Party shall promptly return or destroy (with such return or destruction to be confirmed by the Receiving Party), all documents (and all copies thereof) furnished to or prepared by such Receiving Party to the extent that they contain Confidential Information of the Disclosing Party and all other documents in such Receiving Party’s possession to the extent that they contain such Confidential Information delivered to such Receiving Party by or on behalf of such Disclosing Party; provided, that, such Receiving Party may retain copies of such Confidential Information solely for the purpose of complying with Applicable Law or professional standards or its audit and document retention policies so long as all such retained Confidential Information is held subject to the terms and conditions of this Section 6.5; provided, further, that, with respect to Confidential Information that constitutes a trade secret, obligations under this Section 6.5 shall survive for so long as such information remains a trade secret.

(g)  The Parties acknowledge that the Confidential Information is valuable and unique, and that damages would be an inadequate remedy for breach of this Section 6.5 and that the obligations of each Party under this Section 6.5 are specifically enforceable. Accordingly, the Parties agree that a breach or threatened breach of this Section 6.5 by any Party shall entitle the other Parties to seek a decree compelling specific performance or granting injunctive relief with respect thereto, and shall be entitled, without the necessity of filing any bond, to enjoin any actual breach of this Section 6.5. Any such relief shall be in addition to, and not in lieu of, monetary damages or other rights and remedies that may be available to such Party at law or in equity, unless expressly prohibited or otherwise restricted by any provision of this Agreement.

(h)  The Co-Investor Limited Partner, the Co-Investors and their Affiliates shall have the right to disclose its participation in the transactions contemplated by the Transaction Documents by listing Keurig Parent’s name and logo on its website and in its marketing materials, in each case, subject to Keurig Parent’s review and consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such disclosure is consistent with any information previously disclosed by or on behalf of Keurig Parent. Each Limited Partner further acknowledges that Co-Investor Limited Partner’s, the Co-Investors’ and their Affiliates’ review of information that is subject to this Section 6.5 may enhance their and their respective personnel’s knowledge and understanding of the JV’s and its Subsidiaries’ industry in a way that cannot be separated from their or their respective personnel’s other generalized industry knowledge. Each Limited Partner agrees that this Agreement shall not restrict Co-Investor Limited Partner’s, the Co-Investors’ and their Affiliates’, as applicable, or their respective personnel’s use of such generalized industry knowledge and understanding, including in connection with investments in other companies (including in the same or similar industries).

Section 6.6  Information Rights. From and after the Effective Date, the JV shall furnish to each Limited Partner concurrently:

(a)  No later than one hundred twenty (120) calendar days after the end of each Fiscal Year of the JV, the consolidated balance sheet of the JV as of the end of such Fiscal Year and the consolidated statements of income, cash flows and changes in the Limited Partners’ equity of the JV for such Fiscal Year, setting forth, in each case, in comparative form the figures for the immediately preceding Fiscal Year and, in each case, accompanied by an audit report of independent certified public accountants of recognized national standing thereon, which accountants shall be selected by the LP Committee;

(b)  No later than forty-five (45) calendar days after the end of each Fiscal Quarter of the JV for the first three (3) Fiscal Quarters of a Fiscal Year, the consolidated balance sheet of the JV as of the end of such Fiscal Quarter and the consolidated statements of income, cash flows and changes in the Limited Partners’ equity of the JV for the portion of the Fiscal Year then ended, setting forth in the case of the consolidated statements of income, cash flows and changes in the Limited Partners’ equity in comparative form the figures for the corresponding period of the previous Fiscal Year, and, in the case of such balance sheet in comparative form the figures for the last day of the previous Fiscal Year, and in each case, which shall not be required to include footnotes and shall not be required to be reviewed by the accountants; provided, however, that for Fiscal Quarters ending after the Closing and prior to the first Fiscal Quarter of 2027, the information described in this Section 6.6(b) shall be delivered no later than seventy-five (75) calendar days after the end of such Fiscal Quarter; and

(c)  (i) Upon a Limited Partner’s reasonable request and at such Limited Partner’s sole cost and expense, such additional information as shall be required in order for each Limited Partner and its Affiliates (including its and their direct or indirect owners, investors and lenders) to comply with any applicable reporting requirements and other obligations under (A) the Securities Act and the Exchange Act, (B) any national securities exchange or automated quotation system, or (C) any other Applicable Laws with respect to such Limited Partner or its Affiliates (including its and their direct or indirect owners, investors and lenders) and (ii) any reports expressly required to be delivered to the JV pursuant to any of the Main JV Agreements, concurrently with their delivery to the JV; and

(d)  Concurrently with their delivery to the LP Committee, copies of all annual and other periodic business plans, operating budgets and other materials that are submitted to the LP Committee.

(e)  Upon a Limited Partner’s reasonable request, the results of any audit conducted by the JV or an independent auditor under the Operations and Maintenance Agreement.

ARTICLE 7

TAX MATTERS

Section 7.1   Preparation of Tax Returns. The JV shall cause to be prepared and timely filed all necessary federal, state and local Tax Returns for the JV, and each such Tax Return shall be prepared consistent with the Intended Tax Treatment. The JV shall provide to each Limited Partner a draft of any income Tax Returns of the JV at least 30 days prior to the date on which such Tax Return is required to be filed and, shall consider in good faith any reasonable written comments from any Limited Partner received within twenty (20) days of receipt thereof. The JV shall provide each Limited Partner and, in the case of clauses (a) and (b) below, each Person who was a Limited Partner at any time during a Taxable Year, with (a) an estimated K-1 no later than ninety (90) days after the end of the applicable Taxable Year for such Limited Partner’s review and comment, and the JV shall consider in good faith all reasonable comments provided by any such Limited Partner to the JV within twenty (20) days after receipt of such estimated K-1, (b) a final K-1 reflecting any such reasonable comments incorporated into such K-1 pursuant to clause (a) (and, at such Limited Partner’s reasonable request and at such Limited Partner’s sole cost and expense, any other information necessary for the preparation of such Limited Partner’s (or its direct and indirect owners’) United States federal, state and local income Tax Returns) no later than one hundred twenty (120) days after the end of the applicable Taxable Year and (c) information reasonably requested by such Limited Partner to allow it to calculate its federal, state and local quarterly estimated tax payments for the second, third and fourth quarter of the applicable Taxable Year no later than twenty (20) days prior to the due date of the applicable federal quarterly estimated tax payment. Upon a Limited Partner’s reasonable request and at such Limited Partner’s sole cost and expense, the JV shall take commercially reasonable efforts to provide information reasonably necessary to enable such Limited Partner (or its direct or indirect owners) to prepare any applicable Tax Returns, make any applicable Tax elections or to make any other determinations with respect to Taxes with respect to its direct or indirect investment in the JV and its Subsidiaries. Each Partner agrees that it shall not, without the prior written consent of the LP Committee (such consent not to be unreasonably withheld, conditioned or delayed), (x) treat, on its own income Tax Returns, any item of income, gain, loss, deduction or credit relating to its interest in the JV in a manner inconsistent with the treatment of such items by the JV as reflected on the final K-1 or other information statement furnished to such Limited Partner or (y) file any claim for a refund relating to any such item based on, or which would result in, such inconsistent treatment.

Section 7.2  Tax Elections. The JV shall make the following elections:

(a)  to elect the calendar year as the JV’s Fiscal Year;

(b)  to elect the accrual method of accounting;

(c)  if requested by a Limited Partner, to elect, in accordance with Section 754 of the Code and applicable Treasury Regulations and comparable state law provisions, to adjust basis in the event any interest of the JV is transferred in accordance with this Agreement or any JV property is distributed to any Limited Partner;

(d)  to elect to deduct and amortize all costs of the JV to the extent permitted under Section 709 of the Code; and

(e)  subject to Section 7.3, any other elections determined by the LP Committee; provided, however, that, subject to the last sentence in Section 2.8(b), the JV shall not make any tax election that could be reasonably expected to materially, adversely and disproportionately impact the Co-Investor Limited Partner as compared to the Keurig Partners (taking into account the differences between the rights and intended tax treatment of the Keurig Partners’ Units, on the one hand, and the Co-Investor Limited Partner’s Units on the other) without the Co-Investor Limited Partner’s consent. Each Limited Partner will upon request supply any information necessary to give proper effect to any elections made by the JV.

Section 7.3  Tax Controversies. The Keurig USA Partner shall be the Partnership Representative for purposes of the Partnership Tax Audit Rules. If the Partnership Representative is not a natural person, the Partnership Representative shall designate a “designated individual” to act on behalf of the Partnership Representative and such designated individual shall be subject to replacement by the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1, and the Partnership Representative shall be responsible for the actions of the “designated individual” in their capacity as such. In addition, (a) the LP Committee is hereby authorized to take, or cause the JV to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 7.3, of the Keurig Partners, or its designee, as the Partnership Representative; and (b) each Limited Partner agrees to take such other actions as may be requested by the LP Committee to ratify or confirm any such designation pursuant to this Section 7.3. The Partnership Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the JV that are approved by the LP Committee and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules (including making a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax law and taking any actions it deems necessary or appropriate to comply with the requirements of the Code and conduct the JV’s affairs under Sections 6221 through 6241 of the Code); provided, that the Partnership Representative shall not take any actions with respect to any Tax audit or administrative or judicial proceeding that could be reasonably expected to materially, adversely and disproportionately impact the Co-Investor Limited Partner as compared to the Keurig Partners (taking into account the differences between the rights and intended tax treatment of the Keurig Partners’ Units, on the one hand, and the Co-Investor Limited Partner on the other) without the Co-Investor Limited Partner’s consent. The Partnership Representative shall keep the Limited Partners reasonably informed of any material Tax audit or administrative or judicial proceeding, including promptly notifying Limited Partners of the beginning and completion of such Tax audit or administrative or judicial proceeding involving the JV upon such notice being received by the Partnership Representative and promptly delivering to Limited Partners copies of material correspondences with Governmental Authority with respect to such Tax audit or administrative or judicial proceeding. Each Limited Partner agrees to use commercially reasonable efforts to cooperate with the Partnership Representative in accordance with this Section 7.3 in connection with any examination of the JV’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings; provided, that no Limited Partner shall have an obligation to file any amended tax return. No Partner shall have any claim against the Partnership Representative, the LP Committee or the JV for any actions taken (or any failures to take action) by such Persons in good faith pursuant to this Agreement. Any cost or expense incurred by the Partnership Representative or designated individual in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the JV.

Section 7.4  Tax Representations and Covenants. The Co-Investor Limited Partner, on behalf of itself and, to the best of the Co-Investor Limited Partner’s knowledge upon reasonable diligence, any Affiliate, hereby represents, warrants or covenants (as applicable) that, notwithstanding anything to the contrary herein:

(a)  As of the date such Co-Investor Limited Partner acquires its Units, neither the Co-Investor Limited Partner nor, to the best of its knowledge after reasonable diligence, any of its Affiliates, owns, directly, indirectly or, to the best of its knowledge after reasonable diligence, constructively within the meaning of Section 318 of the Code (as applied for purposes of Section 355 of the Code or Treasury Regulations Section 1.355-7), any of the stock or other equity interests of Keurig Parent.

(b)  Neither the Co-Investor Limited Partner nor, to the best of its knowledge after reasonable diligence, any of its Affiliates has any present plan or intention to acquire, and shall not in fact acquire (in each case, directly, indirectly or, to the best of its knowledge after reasonable diligence, constructively within the meaning of Section 318 of the Code (as applied for purposes of Section 355 of the Code or Treasury Regulations Section 1.355-7)), (i) any of the stock or other equity interests of Keurig Parent prior to any Spin-Off (or if such Spin-Off has been completed more than two (2) years after Closing, for the two years prior to the Spin-Off) or (ii) any of the stock or other equity interests of Keurig Parent or SpinCo prior to the second anniversary of any Spin-Off.

(c)  Neither the Co-Investor Limited Partner nor any of its Affiliates has any present plan or intention to, and shall not in fact Transfer any of its Units from the Closing (or if Spin-Off has been completed more than two (2) years after Closing, for the two years prior to the Spin-Off) until the second anniversary of any Spin-Off, unless such Transferee also provides the representations and covenants in this Section 7.4 to the JV on or prior to the effective date of the proposed Transfer.

(d)  The Co-Investor Limited Partner (or its Transferees of Units) covenant they have no plan or intention to acquire, and shall not acquire directly or indirectly through their subsidiaries (i) any of the stock or other equity interests of Keurig Parent prior to any Spin-Off (or if Spin-Off has been completed more than two (2) years after Closing, for the two years prior to the Spin-Off) or (ii) any of the stock or other equity interests of Keurig Parent or SpinCo prior to the second anniversary of any Spin-Off.

(e)  The Co-Investor Limited Partner (and its Transferees of Units) represent that their decision to invest in the Units was independent of any decision of any Affiliate to acquire any other stock or other equity interests of Keurig Parent or SpinCo that they may own or acquire.

(f)  The Parties agree that the Co-Investor Limited Partner and Transferees (and, in each case, their Affiliates) are entitled to (x) in making the representations, warranties, or covenants in this Section 7.4(a) and (b), assume any ownership or acquisition of stock or other equity interests of Keurig Parent and/or SpinCo not exceeding one percent (1%) in the aggregate of the overall equity value of Keurig Parent and/or SpinCo (respectively) is less than de minimis and therefore ignored altogether and (y) in making the representations, warranties, or covenants in this Section 7.4(a), (b) and (d) ignore (i) their investment into Units (and, for the avoidance of doubt, any stock they may own (or may be deemed to own, including constructively) through the equity conversion feature embedded in the Units) and (ii) their investment into the convertible preferred stock issued by Keurig Parent or its Affiliates in connection with acquisition of JDEP and its Subsidiaries (and, for the avoidance of doubt, any stock they may own (or may be deemed to own, including constructively) through the equity conversion feature embedded in such preferred stock).

ARTICLE 8

TRANSFER OF INTERESTS

Section 8.1  Restricted Transfer.

(a)  No Partner shall Transfer or permit the Transfer of any Units, except (i) Transfers to a Permitted Transferee in compliance with this Article 8, (ii) pursuant to the Early Call Right or the Call Right as set forth in Article 9, (iii) pursuant to Section 8.7, and (iv) with the prior written consent of the Keurig Partners and Co-Investor Limited Partner. Any attempted Transfer not in compliance with the terms of this Article 8 will be null and void, and the JV will not in any way give effect to any such Transfer. Further, any direct Transfer of Units in violation of this Section 8.1 shall result in a suspension of all information rights and voting rights (including with respect to Unanimous Approvals (but excluding, for the avoidance of doubt, the matters relating to the Distribution Policy or distribution rights), in which case, the consent of any removed LP Committee Members appointed by such Limited Partner shall be deemed to have been provided with respect to such matters) of the breaching Limited Partner, and all LP Committee Members appointed by such Limited Partner shall be deemed immediately removed upon the occurrence of such breach, in each case, until the earlier of the time at which (x) such Transfer is rescinded or (y) the Units subject to such impermissible Transfer are Transferred to a Person permitted by this Agreement.

(b)  Any Limited Partner who assigns any Units in the JV (any such Limited Partner, an “Assignor”) in accordance with this Article 8 will cease to be a Limited Partner of the JV with respect to such Units or other interest in the JV represented by such assigned Units and will no longer have any rights or privileges of a Limited Partner with respect to such assigned Units or such portion of its interest represented by such assigned Units (but will still be bound by this Agreement in accordance with this Article 8, subject to Section 8.5), including the power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Limited Partners, and, for voting purposes, such interest will not be counted as outstanding in proportion to the extent of the interest Transferred unless and until the Transferee is admitted as a Limited Partner in accordance with Section 8.3.

(c)  Subject to the terms of this Article 8, any Person who acquires in any manner whatsoever any Unit (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, will be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but will be entitled to none of the rights or benefits) of this Agreement that any Transferor of such Unit of such Person was subject to or by which such Transferor was bound.

Section 8.2  Permitted Transfers. The following Partners, as applicable, will be entitled to Transfer such Limited Partner’s Units to a Person (a “Permitted Transferee”) in accordance with the following and subject to the other provisions of this Article 8:

(a)  Keurig Partner Permitted Transferees. Subject to compliance with the requirements set forth in this Agreement, the Keurig Partners shall be entitled to Transfer, in each case, all or any portion of their Units:

(i)  at any time, to Keurig Parent; or

(ii)  at any time, to an Affiliate of Keurig Parent, so long as Keurig Parent remains liable for the obligations and liabilities of such Affiliate under this Agreement pursuant to the Parent Guaranty or the Parent Guaranty is replaced in accordance with its terms; or

(iii)  following the twelfth (12) anniversary of the Effective Date (such date, the “Lock-Up Date”), the Keurig Partners may Transfer all or any portion of their Units to a Keurig Qualified Transferee; provided, however, that the Keurig Partners shall not transfer any Class A Units or Class B Units without first complying with their obligations pursuant to Section 8.7.

(b)  Co-Investor Limited Partner Permitted Transferees. Subject to compliance with the requirements set forth in this Agreement (including Section 8.3), but without limitation of the rights of the Co-Investor Limited Partner pursuant to Section 10.2 or Section 10.3, Co-Investor Limited Partner shall be entitled to Transfer its Units (in whole or in part):

(i)  at any time, indirectly, to any (x) Affiliate of Co-Investor Limited Partner or (y) unaffiliated Third Party in connection with customary syndication activities (provided that (A) without limitation to Section 8.2(b)(iii), such Third Party does not have direct participation or governance rights in, or recourse to, the JV, (B) such Transfer is not to a Sanctioned Person and (C) such Transfer does not conflict with Applicable Law); provided, that in no event shall the Co-Investors cease to retain Control of a majority of the issued Units not owned by the Keurig Partners at all times prior to the Lock-Up Date pursuant to this clause (i); provided, further, that for purposes of this clause (i), “Affiliate” of the Co-Investor Limited Partner shall include any fund, managed account or other vehicle managed, advised or sub-advised by Affiliates of the Co-Investor Limited Partner, including Apollo Capital Management, L.P., Kohlberg Kravis Roberts & Co., Goldman Sachs Asset Management, L.P. or any of their respective Subsidiaries or Affiliates;

(ii)  following the Lock-Up Date, the Co-Investor Limited Partner may Transfer all or any portion of its Units to a Co-Investor Qualified Transferee; provided, however, that if MarketingCo does not exercise the Expansion Election and the Parties cannot agree upon the Marketing Plan (as defined in the Wholesale Agreement) at least 60 days prior to the beginning of the applicable Marketing Term, Co-Investor Limited Partner may Transfer all or any portion of its Units in accordance with this Section 8.2(b)(ii) notwithstanding that the Lock-Up Date may not yet have occurred; or

(iii)  at any time, directly or indirectly to the collateral or security agent, trustee or other agent of any secured parties providing financing to Co-Investor Limited Partner or any Affiliate thereof; provided, that (A) such arrangement is not entered into with a principal purpose of avoiding the transfer restrictions set forth in this Article 8 and (B) any subsequent Transfer by such agent transferee shall comply with the Transfer restrictions in Section 8.1.

(c)  Publicly Traded Securities; Indirect Transfers.

 (i)  Except as would result in a Change of Control of such Limited Partner or in connection with a Spin-off, Transfers of publicly traded equity interests (including of Co-Investor Limited Partner and Keurig Partner) shall not constitute Transfers of the Limited Partners’ Units in violation of this Article 8.

(ii)  Transfers of any interests in the Co-Investors (or any investment funds, managed accounts or other vehicles managed, advised or sub-advised by any of the Co-Investors or their Affiliates) shall not constitute Transfers of the Co-Investor Limited Partners’ Units in violation of this Article 8.

(d)  Transfer of Co-Investor Debt. Transfers of debt instruments (whether notes, bonds or loans) issued by Co-Investor Limited Partner (or one or more of its parent companies or Affiliates) shall not constitute Transfers of the Limited Partners’ Units in violation of this Article 8, provided, however, that such Transfer does not result in a change in beneficial ownership of the Co-Investor Limited Partner’s Units for U.S. federal income tax purposes.

(e)  General Partner Permitted Transferees. For the avoidance of doubt, in the event of the dissolution of the General Partner, the Keurig Partners shall be entitled to Transfer its general partner interest in the JV to any Person that would qualify as a Permitted Transferee of the Keurig Partners under Section 8.2(a).

Section 8.3  Transfer Requirements. Subject to the provisions of Section 8.1, no Transfer shall be permitted and, in the case of a direct Transfer, no Assignee (including a Permitted Transferee) will be admitted to the JV as a Limited Partner unless the following conditions are satisfied:

(a)  In the case of a direct Transfer to a Permitted Transferee, a duly executed written instrument of Transfer is provided to the LP Committee, specifying the Units being transferred and setting forth the intention of the Limited Partner effecting the Transfer that the transferee succeed to a portion or all of such Limited Partner’s Units and status as a Limited Partner;

(b)  Such Transfer would not violate the Securities Act or any Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws, relating to the JV or the Unit to be transferred;

(c)  In the case of a direct Transfer to a Permitted Transferee, the Limited Partner effecting the Transfer and such Permitted Transferee shall execute any other instruments that the LP Committee deems reasonably necessary or advisable for admission of the transferee, including the written acceptance by such Permitted Transferee of this Agreement and such Permitted Transferee’s agreement to be bound by and comply with the provisions hereof and confirmation that the representations and warranties in Article 13 are true and correct with respect to it; and

(d)  The Limited Partner effecting the Transfer or the Transferee shall provide to the JV any information necessary for the JV to make required basis adjustments and comply with Tax reporting requirements.

(e)  Certain Transfer Restrictions. No holder of a Unit shall Transfer or permit the Transfer of any Units:

(i)  with respect to Co-Investor Limited Partner (or any successor thereto), to any Keurig Competitor or any other Person set forth on Schedule 8.4, other than with the prior written consent of the Keurig Partners;

(ii)  to any Person if such Transfer would result in the failure of any of the representations and warranties set forth in Section 13.11 and Section 13.12 to be true in all respects as if such representations and warranties were made on the date of such Transfer;

(iii)  with respect to Co-Investor Limited Partner (or any successor thereto), notwithstanding anything to the contrary herein, in the case of direct Transfer of Units only, to any Person unless such Person provides the JV with a duly and properly executed Internal Revenue Service Form W-9 prior to such Transfer; or

(iv)  that would create a material risk of the JV being treated as an association taxable as a corporation or be treated as a publicly treated partnership (within the meaning of Code Section 7704) treated as a corporation, in each case, for U.S. federal income tax purposes.

Any such attempted Transfer not in compliance with this Section 8.3(e) shall be null and void and not give effect to any such Transfer.

Section 8.4  Withdrawal of a Limited Partner. If a Limited Partner Transfers all of its Units pursuant to Section 8.2 and the Assignee of such interest is admitted as a Limited Partner pursuant to Section 8.3, such Assignee will be admitted to the JV as a Limited Partner effective on the effective date of the Transfer or such other date as may be specified by the Assignee when the Assignee is admitted and, if such Assignor has not already ceased to be a Limited Partner pursuant to Section 8.1(a), then immediately following such admission the Assignor will cease to be a Limited Partner of the JV. Upon the Assignor ceasing to be a Limited Partner, the Assignor will not be entitled to any Distributions from and after the date of such Transfer. Notwithstanding the admission of an Assignee as a Limited Partner and except as otherwise expressly approved by the LP Committee, the Assignor will not be released from any obligations to the JV as a Limited Partner (or otherwise) existing as of the Transfer and which are intended to survive such withdrawal of a Limited Partner, including the obligations set forth in Section 6.5 and Section 12.1.

Section 8.5  Amendment of Schedule 1.7. In the event of the admission of any Transferee as a Limited Partner of the JV in accordance with this Article 8, the LP Committee will promptly amend Schedule 1.7 and the register of Limited Partners of the JV to reflect such Transfer or admission, as the case may be.

Section 8.6  Net Profits and Net Losses. For any Taxable Year during which there is a Transfer of any Unit, the portion of the Net Profits, Net Losses and other items of the JV that is distributable in respect of such Limited Partner’s interest shall be apportioned between the Transferor and the Transferee of such Limited Partner’s interest using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder, as determined by the LP Committee.

Section 8.7  Tag-Along.

(a)  No Keurig Partner shall consummate any Transfer of its Units to any Person (the “Tag-Along Purchaser”) pursuant to Section 8.2(a)(iii) (a “Tag-Along Transfer”) unless the terms and conditions of such Tag-Along Transfer includes an offer by the Tag-Along Purchaser to the Co-Investor Limited Partner to, at the option of the Co-Investor Limited Partner, include in such Tag-Along Transfer all or a portion of the Units owned by the Co-Investor Limited Partner determined in accordance with Section 8.7(b). If a Keurig Partner desires to consummate a Tag-Along Transfer (in such capacity, the “Tag-Along Seller”), the Tag-Along Seller shall send a written notice of the Tag-Along Transfer (the “Tag Offer Notice”) to the Co-Investor Limited Partner, which shall set forth the number and class of Units proposed to be Transferred by the Tag-Along Seller, the consideration to be paid by the Tag-Along Purchaser and the other material terms and conditions of the Tag-Along Transfer.

(b)  If the Co-Investor Limited Partner desires to participate in the Tag-Along Transfer, it must provide written notice to the Tag-Along Seller within ten (10) Business Days of receipt of the Tag Offer Notice, which notice shall set forth the number of Units the Co-Investor desires to Transfer in such Tag-Along Transfer. The Co-Investor Limited Partner shall have the right to sell in such Tag-Along Transfer, if consummated, a number of Units equal to such number and classes of Units elected to be Transferred by the Co-Investor Limited Partner on a pro rata basis in proportion to the number of the classes of Units, as applicable, being Transferred by a Tag-Along Seller; provided, further, that Class A Units, on the one hand, and Class B Units, on the other hand, sold by the Co-Investor Limited Partner in such Tag-Along Transfer shall be allocated pro rata among the voting and non-voting Units of each such class of Units. For the avoidance of doubt, the Co-Investor Limited Partner shall not have the right to participate in a Tag-Along Transfer if such participation would result in the violation of the Transfer Restrictions in Section 8.3(e)(iii) or Section 8.3(e)(iv).

(c)  The purchase of Units by a Tag-Along Purchaser from the Co-Investor Limited Partner pursuant to this Section 8.7 shall be on substantially the same terms and conditions, and at substantially the same time as the purchase from the Tag-Along Seller, including the same base valuation for the JV (as determined on the basis of the hypothetical liquidation of the JV) implied by the consideration to be received by the Tag-Along Seller.

(d)  If within ten (10) Business Days after its receipt of the Tag Offer Notice the Co-Investor Limited Partner has not accepted the offer contained in the Tag Offer Notice, the Co-Investor Limited Partner shall be deemed to have waived, subject to Section 8.7(e), any and all rights with respect to the Transfer of Units described in the Tag Offer Notice and the Tag-Along Seller shall have sixty (60) days in which to Transfer not more than the Units described in the Tag Offer Notice, on the terms not more favorable to the Tag-Along Seller than were set forth in the Tag Offer Notice; provided that if the Tag-Along Transfer requires any regulatory approval or competition clearance prior to consummating such transaction, such sixty (60) day period shall be extended to the date that is five (5) Business Days after such regulatory approval or clearance has been obtained or finally denied.

(e)  If, at the end of such sixty (60) days following the Co-Investor Limited Partner’s receipt of the Tag Offer Notice (as it may be extended), the Tag-Along Seller has not completed a Transfer of Units in accordance with the terms of the Tag Offer Notice, the obligations with respect to a Transfer contained in this Section 8.7 with respect to Units owned by the Tag-Along Seller shall again be in effect.

(f)  In the event that the Co-Investor Limited Partner elects to participate in a Tag-Along Transfer, it shall (i) make customary representations and warranties solely with respect to title to and ownership of the Units it is selling in such Tag-Along Transfer and due power and authority of the Co-Investor Limited Partner in connection with such Tag-Along Transfer; (ii) execute all documents, certificates and other deliveries signed by the Tag-Along Seller in connection with such Transfer, and be severally (but not jointly) obligated to join on a pro rata basis (based on its share of the aggregate proceeds received by the Limited Partners in such Tag-Along Transfer) in any indemnification obligation the Tag-Along Seller agrees to in connection with such Transfer (other than any such obligations that relate specifically to another Limited Partner, such as indemnification with respect to representations and warranties given by such Limited Partner regarding his, her or its title to and ownership of its Units); provided, however, that the Co-Investor Limited Partner shall not be obligated in connection with such Tag-Along Transfer to indemnify any party in an aggregate amount in excess of the net cash proceeds actually paid to and received by the Co-Investor Limited Partner in such Tag-Along Transfer, other than in respect of Fraud or representations with respect to title to and ownership of its Transferred Units and its due power and authority in connection with such Transfer; (iii) consent to, vote in favor of and raise no objections against any such Tag-Along Transfer; (iv) not exercise any rights of appraisal, dissenters’ rights or similar rights, all of which are hereby waived; and (v) furnish information and copies of documents, in each case, that are reasonable and customary for transactions of its type. For the avoidance of doubt, the Co-Investor Limited Partner shall not be required to agree to any non-competition, non-solicitation or other restrictive covenants in connection with the Tag-Along Transfer, other than reasonable and customary confidentiality restrictions to which the Tag-Along Seller is also bound.

(g)  In the event that the Co-Investor Limited Partner elects to participate in a Tag-Along Transfer, the closing of such Tag-Along Transfer will take place at such time and place as the Tag-Along Seller shall specify by notice to the Co-Investor Limited Partner; provided, however, that, without the prior written consent of the Co-Investor Limited Partner, in no event shall the Tag-Along Transfer be consummated within fewer than twenty (20) Business Days of the Co-Investor’s receipt of the Tag Offer Notice.

ARTICLE 9

KEURIG CALL RIGHTS

Section 9.1  Keurig Call Rights.

(a)  Early Call Right.

(i)  At any time prior to the eighth (8th) anniversary of the Closing, the JV or the Keurig Partners (or any Affiliated designee of the Keurig Partners) shall have the right, but not the obligation, to purchase, solely for cash, all (but not less than all) of the Co-Investor Limited Partner’s Units (the “Early Call Right” and such Units, the “Early Forced Transfer Units”), upon twenty-five (25) Business Days’ prior written Notice (an “Early Call Right Notice”) to the Co-Investor Limited Partner (the “Early Call Right”), subject to the satisfaction of the following conditions: (A) following the second (2nd) anniversary of the Closing, in eleven (11) discrete quarterly periods, the actual quarterly sales Volumes of the JV under the Wholesale Agreement is less than eighty-five percent (85%) of the aggregate Expected Volumes (as defined in the

Wholesale Agreement) for each such period as set forth in the 30-Year Plan, and (B) the 20-Day VWAP of MarketingCo Parent as of the last trading of such eleventh (11th) quarterly period has declined by at least 8.0% relative to the 20-Day VWAP of MarketingCo Parent as of the Closing (or as of immediately following a Spin-Off) in a manner that the existence of the Co-Investor Limited Partner’s Conversion Right would reasonably be expected to cause an adverse impact on MarketingCo Parent’s earnings per share. The date on which the purchase of the Early Forced Transfer Units is consummated pursuant to the exercise of the Early Call Right is referred to herein as the “Early Call Right Closing Date.”

(ii)  The aggregate purchase price payable in respect of the Forced Transfer Units shall be equal to the amount necessary to provide the Co-Investor Limited Partner an IRR (taking into account all prior Distributions) as of the Early Call Right Closing Date equal to the Target IRR with respect to the aggregate amount of Purchase Price and additional Capital Contributions (if any) applicable to such Units (the “Early Call Price”); provided, that if the Early Call Right is exercised prior to the commencement of the Call Right Window, then the Early Call Price shall be measured and determined as if the Early Call Right Closing Date occurred immediately following the first (1st) day of the Call Right Window. The Early Call Price shall be calculated in a manner consistent with this Agreement and the Early Call Price Sample Calculation, and shall be reasonably mutually agreed by the Keurig Partners and the Co-Investor Limited Partner consistent therewith.

(iii)  The Early Call Right Notice shall specify (A) the number of Early Forced Transfer Units to be purchased and (B) a reasonably detailed calculation of the Early Call Price. The closing of any purchase pursuant to the Early Call Right shall occur on the date specified in the Early Call Right Notice (or such other date mutually agreed by the Keurig Partners and the Co-Investor Limited Partner).

(b)  Call Right.

(i)  At any time after the eighth (8th) anniversary and until the fifteenth (15th) anniversary of the Closing (the “Call Right Window”), upon twenty-five (25) Business Days’ prior written Notice (a “Call Right Notice”) to the Co-Investor Limited Partner, the JV or the Keurig Partners (or an Affiliated designee of the Keurig Partners) shall have the right to optionally purchase all (but not less than all) of the Co-Investor Limited Partner’s Units (such Units, the “Forced Transfer Units” and, together with the Early Forced Transfer Units, as applicable, the “Called Units”), solely for cash, at a purchase price per Unit equal to the Call Price (the “Call Right”). The date on which the purchase of the Forced Transfer Units is consummated pursuant to the exercise of the Call Right is referred to herein as the “Call Right Closing Date.”

(ii)  The aggregate purchase price payable in respect of the Forced Transfer Units shall be equal to the lesser of (A) the Call Right Fair Market Value in respect of the Forced Transfer Units as of the Call Right Closing Date and (B) the amount necessary to provide the Co-Investor Limited Partner an IRR (taking into account all prior Distributions) as of the Call Right Closing Date equal to the Target IRR with respect to the aggregate amount of the Purchase Price and additional Capital Contributions (if any) amount for such Units (the “Call Price”); provided, that the Call Price shall not be less than (x) the Call Price Product Margin multiplied by (y) 0.5 multiplied by (z) the Co-Investor Percentage Interest. The Call Price shall be calculated in a manner consistent with this Agreement and the Call Price Sample Calculation, and shall be reasonably mutually agreed by the Keurig Partners and the Co-Investor Limited Partner consistent therewith.

(iii)  For purposes of this Section 9.1(b):

1.  “Call Right Fair Market Value” means, with respect to the Forced Transfer Units, the value mutually agreed by the Partners in good faith; provided, that if the Members cannot mutually agree on the Call Right Fair Market Value of the Forced Transfer Units within fifteen (15) Business Days’ of receipt of the Call Right Notice (or such longer period as may be mutually agreed), each of the Keurig Partners and the Co-Investor Limited Partner shall have the right to appoint an independent, internationally recognized appraiser with experience in valuing similar assets. Each appraiser so appointed shall independently determine the Call Right Fair Market Value of such Forced Transfer Units and deliver written valuations to both such Partners. If the higher of the two (2) valuations does not exceed one hundred ten percent (110%) of the lower valuation, the “Call Right Fair Market Value” shall be deemed to be the average of the two (2) valuations. If the higher valuation exceeds one hundred ten percent (110%) of the lower valuation, the two (2) appraisers shall jointly appoint a third (3rd) independent, internationally recognized appraiser with experience in valuing similar assets, to determine the Call Right Fair Market Value of such Forced Transfer Units (which shall be no greater than the higher valuation and no less than the lower valuation previously provided by the other two (2) appraisers) and such third (3rd) appraiser’s determination of the Call Right Fair Market Value of such Forced Transfer Units shall be final and binding on the Parties; provided, however, in no event shall the Call Right Fair Market Value be less than an amount equal to (i) the Co-Investor Percentage Interest, multiplied by (ii) the Call Right FMV Product Margin multiplied by (iii) the Call Right FMV Multiplier. Each appraiser’s determination of the Call Right Fair Market Value shall be made assuming a price for the Forced Transfer Units determined on arms’-length terms and without applying any minority interest discount, any illiquidity discount, lack of control discount or any assumed compulsion to sell.

2.  “Co-Investor Percentage Interest” means, as of any date of determination, the quotient expressed as a percentage equal to the (A) the aggregate number Class A Units and Class B Units collectively held by the Co-Investor Limited Partner divided by (B) the aggregate number of Class A Units and Class B Units issued and outstanding as of the date of determination.

(iv)  The Call Right Notice shall specify (A) the number of Forced Transfer Units to be purchased and (B) a reasonably detailed calculation of the Call Price.

The closing of any purchase pursuant to the Call Right shall occur on the date specified in the Call Right Notice (or such other date mutually agreed by the Keurig Partners and the Co-Investor Limited Partner).

(c)  Cooperation. Each of Co-Investor Limited Partner and the Keurig Partner shall cooperate with the other in calculating the Early Call Price or the Call Price, as applicable.

Section 9.2  Documentation and Procedures.

(a)  In the event that the JV or the Keurig Partners exercise the Early Call Right or the Call Right pursuant to this Article 9:

(i)  Co-Investor Limited Partner shall deliver or cause to be delivered all of the Called Units, duly endorsed or accompanied by customary written instruments of transfer in form reasonably satisfactory to the Keurig Partners or the applicable Transferee, duly executed by Co-Investor Limited Partner;

(ii)  Co-Investor Limited Partner shall represent and warrant (A) that it is the sole beneficial and record owner of such Called Units (as applicable), with valid and good title to the interests, (B) that it is duly organized and in good standing under the Applicable Laws of its jurisdiction of formation and jurisdictions where it conducts business, (C) that such interests are being validly transferred free and clear of all liabilities and Liens (other than Permitted Liens or transfer restrictions arising from any applicable stock exchange rules and any applicable requirements under the Securities Act, the Exchange Act and any Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws (collectively with any applicable stock exchange rules, “Applicable Securities Laws”) or under this Agreement), (D) with respect to the due authorization, execution and delivery of any agreement entered into in connection therewith, and (E) with respect to its power and authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person, and shall otherwise agree to complete such transaction on customary terms and conditions and pursuant to customary documents;

(iii)  Co-Investor Limited Partner shall cause all liabilities and all Liens associated with the Called Units, as applicable, to be discharged prior to or concurrently with consummation of the Early Call Right or the Call Right (other than Permitted Liens or transfer restrictions arising from Applicable Securities Laws or under this Agreement);

(iv)  The Keurig Partners or the applicable Transferee of the Called Units shall pay the Early Call Price or Call Price, as applicable, in immediately available funds to a bank account or bank accounts of (as designated by) Co-Investor Limited Partner, subject to the consummation of the Transfer of the applicable Called Units;

(v)  Such Early Call Right or Call Right transaction shall be consummated on the last Business Day of applicable Fiscal Quarter or such other date as mutually agreed by the Keurig Partners and Co-Investor Limited Partner, subject to extension if necessary to permit approvals from Governmental Authorities; provided, however, that in no event shall such Early Call Right or Call Right be consummated prior to the date that is at least twenty-five (25) Business Days after delivery of the Early Call Right Notice or Call Right Notice, respectfully, unless otherwise agreed by the Co-Investor Limited Partner; and

(vi)  Following the consummation of such Early Call Right or Call Right transaction, as applicable, Co-Investor Limited Partner shall no longer be entitled to any rights in respect of the Called Units, including the right to any Distributions or payments by the JV and shall thereupon cease to be a Limited Partner of the JV in respect of such Called Units.

Section 9.3  Cooperation. Co-Investor Limited Partner shall, subject to compliance with Applicable Law, use commercially reasonable efforts to take such actions as may be necessary to consummate the Transfer of the applicable Called Units to the JV or the Keurig Partners or its designee, including executing, acknowledging and delivering transfer agreements, sale agreements, consents and any other documents or instruments, in each case, that are reasonable and customary for transactions of its type.

Section 9.4  Redemption. Notwithstanding any other provision in this Agreement, at the option and sole discretion of the Keurig Partners, the Early Call Right or the Call Right may be effected by a redemption of Co-Investor Limited Partner’s Units and the re-issuance of such Units to the Keurig Partners, subject to Applicable Law. In the event of any such redemption, each of Co-Investor Limited Partner and the Keurig Partners shall take all such actions and procure and provide all such approvals as may be required to ensure such redemption can be effected; provided, however, that in no event shall the Co-Investor Limited Partner be required to take any action that would, or would reasonably be expected, to result in an adverse impact to the Co-Investor Limited Partner, the Co-Investors or their Affiliates.

Section 9.5  Remedies. Without limitation to any other remedies available to the Keurig Partners and notwithstanding anything to the contrary in Schedule 4.1, any material breach by Co-Investor Limited Partner of any of its (or their) obligations to discharge liabilities or Liens as required by this Article 9, shall result in the immediate suspension of all information rights, voting rights (including with respect to Unanimous Approvals) and distribution rights of Co-Investor Limited Partner pursuant to this Agreement, and the LP Committee shall cause the register of Designees of the JV to be updated to reflect the removal of all Co-Investor Designees, whom shall be deemed removed upon the occurrence of such breach, in each case, until (a) the Keurig Partners either rescinds the exercise of their Early Call Right or Call Right, as applicable, or (b) the Called Units are transferred to the JV or the Keurig Partners or the applicable Transferee, in each case, pursuant to this Article 9.

ARTICLE 10

CONVERSION RIGHT; RIGHT OF FIRST OFFER; SPIN-OFF

Section 10.1  Conversion Right.

(a)  Subject to the terms and conditions of this Section 10.1, at any time after the fifteenth (15th) anniversary of the Effective Date but prior to the thirtieth (30th) anniversary of the Closing, if (i) the Keurig Partners have not exercised the Early Call Right or the Call Right with respect to all of the outstanding Units and (ii) the JV’s actual quarterly sales Volumes in any discrete twelve (12) quarterly periods following the second (2nd) anniversary of the Effective Date fall below eighty-five percent (85%) of the aggregate Expected Volumes (as defined in the Wholesale Agreement) set forth in the 30-Year Plan for such discrete twelve (12) quarter period, then the Co-Investor Limited Partner shall have the right (the “Conversion Right”) to elect to convert all of its Units (or, solely to the extent conversion of all of its Units is not then permitted under Section 10.1(e), a portion thereof; provided that, in the event of any such partial conversion, the Co-Investor Limited Partner shall use commercially reasonable efforts to convert the remainder of its Units as promptly as is commercially reasonable under the circumstances) into publicly traded shares of common stock of the parent company of MarketingCo (or any successor thereto, third party acquiror or surviving entity thereof) at any such one or more point(s) in time (which, for the avoidance of doubt, could be Keurig Parent) (“MarketingCo Parent” and such shares, the “Conversion Shares”). For the avoidance of doubt, receipt of a Conversion Notice (as defined below) shall not affect or impair the Keurig Partners’ right to exercise the Call Right in accordance with its terms.

(b)  To exercise the Conversion Right, the Co-Investor Limited Partner shall deliver to the Keurig Partners a prior written Notice of such election (the “Conversion Notice”) stating the number of its Units that the Co-Investor Limited Partner is electing to convert (the “Converting Co-Investors Units”) pursuant to this Section 10.1. Within twenty-five (25) Business Days following delivery of the Conversion Notice, MarketingCo Parent and the Keurig Partners shall cause the Converting Co-Investors Units to be converted into Conversion Shares at the Conversion Rate (as defined below) subject, in each case, to (i) the Co-Investor Limited Partner’s delivery of customary closing deliverables reasonably required to effect such conversion and issuance (for the avoidance of doubt, MarketingCo Parent and the Keurig Partners shall not require, and will use commercially reasonable efforts to cause the transfer agent for the Conversion Shares not to require, that Co-Investor Limited Partner do any of the following in relation to any conversion of the Converting Co-Investors Units into Conversion Shares: (x) deliver any additional endorsements, legal opinions or officer’s certificates, (y) perform any other actions to effect such conversion, or (z) pay any stock transfer, documentary, stamp or similar taxes and/or provide medallion guarantees, in each case other than as explicitly set forth in this Agreement), (ii) the availability of any required approval of a Governmental Authority or securities exchange, if any, and of an applicable exemption from registration under securities laws for such issuance, and (iii) the absence of any Legal Impediment; provided that MarketingCo Parent and the Keurig Partners shall use commercially reasonable efforts to cause any such Legal Impediment to cease as promptly as is commercially reasonable under the circumstances. If the number of Conversion Shares deliverable in respect of the applicable Conversion Notice is not a whole number, then such number shall be rounded down to the nearest whole number and the Keurig Partners shall pay cash in lieu of issuing any fractional Conversion Shares that would otherwise be issuable upon conversion of any Converting Co-Investors Units in an amount equal to the product of (x) such fractional Conversion Shares and (y) the 20-Day VWAP as of the date of the Conversion Notice. “Legal Impediment” means any applicable Law, order, injunction or stay, that MarketingCo Parent determines, based on the advice of outside counsel and after consulting with Co-Investor Limited Partner in good faith, (A) would prohibit or render unlawful the contemplated issuance and (B) cannot be mitigated or avoided through any commercially reasonable efforts of MarketingCo Parent and Co-Investor Limited Partner.

(c)  Subject to the limitations set forth herein, the “Conversion Rate” shall equal the number of Conversion Shares issuable per each Converting Co-Investors Unit determined by dividing (i) the Call Price by (ii) the greater of (x) $8.00 (the “Share Floor Price”) and (y) the 20-Day VWAP as of the date of the Conversion Notice; provided, that:

(i)  it is understood by the parties that the Share Floor Price has been agreed based on the share price of the Keurig Parent of $27.16 on or about October 26, 2025 and following any Spin-Off, merger or similar transaction involving the Keurig Parent or MarketingCo Parent, as applicable, the Share Floor Price shall be automatically proportionately adjusted in good faith and a commercially reasonable manner based on the 20-Day VWAP as of the twentieth (20th) trading day following the completion of such transaction, and within five (5) Business Days following a written request by Co-Investor Limited Partner, Keurig Lux Partner shall provide a description of the methodology, calculations and basis for such adjustment in reasonable detail; and

(ii)  following any reclassification, recapitalization, stock split or combination, exchange, dividend or distribution of assets or Equity Securities (including distributions of any rights to purchase stock, warrants, securities or other property or assets pro rata to the record holders of any class of shares), readjustment of the shares of the Keurig Parent or MarketingCo Parent, as applicable, or other similar transaction, the Share Floor Price and any other terms relevant to the Conversion Right shall be appropriately adjusted by MarketingCo Parent in good faith and a commercially reasonable manner to preserve the economic intent of the Conversion Right within thirty (30) days of such event or occurrence.

(iii)  if MarketingCo Parent, directly or indirectly, in one or more related transactions (I) effects any merger or consolidation with or into another Person, (II) effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets, (III) completes a purchase offer, tender offer or exchange offer (whether by MarketingCo Parent or another Person) pursuant to which holders of its common stock are permitted to sell, tender or exchange their shares for other securities, cash or property that has been accepted by the holders of more than 50% of the outstanding common stock or more than 50% of the voting power of the capital stock of MarketingCo Parent (including with respect to the election of directors), (IV) effects any reclassification, reorganization or recapitalization or any compulsory share exchange pursuant to which the common stock of MarketingCo Parent is effectively converted into or exchanged for other securities, cash or property or (V) consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding common stock or more than 50% of the voting power of the capital stock of MarketingCo Parent (not including any shares of capital stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) and in connection with such transaction MarketingCo Parent’s common stock is converted into or exchanged for other securities, cash or property (each of (I)-(V), a “Fundamental Transaction”), the Conversion Right shall remain outstanding following such Fundamental Transaction and, in such case, appropriate adjustment shall be made with respect to the Co-Investor Limited Partner’s rights under this Section 10.1 (including the Conversion Rate, Share Floor Price, and Conversion Shares Caps) to ensure that the provisions of this Section 10.1(c) shall thereafter be applicable, as nearly as reasonably practicable in the good faith, commercially reasonable judgment of MarketingCo Parent, to the Conversion Right in relation to any shares of stock, securities, cash or assets thereafter acquirable upon exercise of the Conversion Right. In addition, MarketingCo Parent shall cause any successor entity in a Fundamental Transaction in which MarketingCo Parent is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of MarketingCo Parent hereunder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement referring to “MarketingCo Parent” shall refer instead to the Successor Entity), and may exercise every right and power of MarketingCo Parent and shall assume all of the obligations of MarketingCo Parent under this Agreement with the same effect as if such Successor Entity had been named as MarketingCo Parent herein.

(d)  Any Conversion Shares issued in connection with the Conversion Right shall be subject to customary demand registration rights (including with respect to block trades on a registered basis) and piggyback registration rights, including registration for resale of the Conversion Shares reasonably promptly following the issuance thereof. The MarketingCo Parent (and, for the avoidance of doubt, if the MarketingCo Parent is Keurig Parent, then Keurig Parent) shall use its reasonable best efforts to file, reasonably promptly following delivery of the Conversion Notice, a resale registration statement with respect to the Conversion Shares and otherwise comply with the terms set forth in Schedule 10.1. If MarketingCo Parent is not Keurig Parent or a successor entity to Keurig Parent, then, prior to the listing of the MarketingCo Parent’s common stock on any national securities exchange, the MarketingCo Parent shall, subject to Section 10.1(e), take all requisite action to provide that the issuance of the Conversion Shares upon exercise of the Conversion Right shall not require any vote of the MarketingCo Parent’s stockholders. If the MarketingCo Parent is Keurig Parent or a successor entity to Keurig Parent and the Call Right is not exercised during the Call Right Window, then following the expiration of the Call Right Window, Keurig Parent shall seek the approval of its stockholders pursuant to the rules of the NASDAQ Stock Market LLC (or such other national exchange on which the Conversion Shares are listed) or any other national securities exchange on which the MarketingCo Parent’s common stock is then listed to permit the full exercise of the Conversion Right and the issuance of the Conversion Shares pursuant thereto (“Stockholder Approval”).

Without limiting any of the limitations on the exercise of the Co-Investor Limited Partner’s Conversion Right and/or the issuance of Conversion Shares expressly set forth in this Agreement, none of Keurig Parent, MarketingCo Parent or any Successor Entity shall take any action, enter into any contract or other agreement, or otherwise subject Co-Investor Limited Partner’s exercise of the Conversion Right and/or the issuance of Conversion Shares to the consent of any third party in accordance with the terms and conditions hereunder.

(e)  Notwithstanding anything to the contrary contained herein, in no event shall the number of Conversion Shares issued to the Co-Investor Limited Partner upon any exercise of the Conversion Right exceed (i) to the extent Stockholder Approval has not been obtained as of an exercise of the Conversion Right, nineteen and nine-tenths percent (19.9%) of the outstanding shares of common stock of the MarketingCo Parent, or such other limitation imposed by the applicable national securities exchange in respect of Conversion Shares, as of the time of such conversion (the “Stockholder Approval Conversion Shares Cap”), (ii) 200,000,000 shares of common stock of MarketingCo Parent (the “Authorized Capacity Conversion Shares Cap”) or (iii) forty percent (40.0%) of the outstanding shares of common stock of the MarketingCo Parent as of the time of such conversion (the “Aggregate Conversion Shares Cap” and, together with the Stockholder Approval Conversion Shares Cap and the Authorized Capacity Conversion Shares Cap, the “Conversion Shares Caps”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. If the exercise of the Conversion Right would otherwise result in the issuance of Conversion Shares in excess of any Conversion Shares Cap, but the Converting Co-Investors Units are not converted into Conversion Shares as a result of the Conversion Share Caps, then the number of Units to be converted shall be reduced proportionately so that the Co-Investor Limited Partner shall receive one (1) Conversion Share less than the applicable Conversion Shares Cap; provided, that, once Stockholder Approval has been obtained, the Stockholder Approval Conversion Shares Cap shall no longer apply. For the avoidance of doubt, if any Units are not converted into Conversion Shares in connection with the exercise of the Conversion Right as a result of any Conversion Shares Cap, then such Units shall remain outstanding and the MarketingCo Parent shall be required to subsequently issue, as promptly as reasonably practicable following any time at which such subsequent issuance(s) would not contravene the applicable Conversion Shares Caps (whether as a result of having obtained Stockholder Approval, in the case of the Stockholder Approval Conversion Shares Cap, or the issuance of additional shares of common stock of MarketingCo Parent), to the Co-Investor Limited Partner such remaining number of Conversion Shares (such remaining number, for the avoidance of doubt, to be based on the Conversion Rate calculated on the date of the related Conversion Notice, after giving effect to any subsequent adjustments, if any, under this Section 10.1) in one or more issuances up to the lesser of the Authorized Capacity Conversion Shares Cap and the Aggregate Conversion Shares Cap, with any excess unconverted Units remaining outstanding. If, as of the thirteenth (13th) anniversary of the Closing and as of each anniversary thereafter, the number of Conversion Shares into which the Co-Investor Limited Partner’s Units would be converted upon exercise of the Conversion Right (if exercised as of such date, but assuming for purposes of this provision that the 20-Day VWAP is less than the Share Floor Price and that the amount described in clause (A) of the definition of Call Price is greater than the amount described in clause (B) of the definition of Call Price) (the “Conversion Obligation Shares”) plus the number of Conversion Shares, if any, previously issued to Co-Investor Limited Partner upon any exercise of the Conversion Right, exceeds the Authorized Capacity Conversion

Shares Cap, then MarketingCo Parent shall use reasonable best efforts to as promptly as practicable increase the number of its authorized shares of common stock to permit the issuance of all such Conversion Obligation Shares upon exercise of the Conversion Right and, upon any such authorization increasing the number of authorized shares of common stock of MarketingCo Parent taking effect, the Keurig Partners and the Co-Investor Limited Partner shall discuss in good faith and mutually agree upon and give effect to an appropriate increase to the Authorized Capacity Conversion Shares Cap as promptly as practicable following such authorization taking effect, such that the number of Conversion Obligation Shares, plus the number of Conversion Shares, if any, previously issued to Co-Investor Limited Partner upon any exercise of the Conversion Right, is less than the increased Authorized Capacity Conversion Shares Cap. In the event that, on any subsequent anniversary of the Closing following the thirteenth (13th) anniversary, the number of Conversion Obligation Shares (calculated as of such anniversary) plus the number of Conversion Shares, if any, previously issued to Co-Investor Limited Partner upon any exercise of the Conversion Right exceeds the Authorized Capacity Conversion Shares Cap then in effect, the provisions and obligations of the immediately preceding sentence shall apply mutatis mutandis on such anniversary of the Closing; provided that the provisions and obligations of the immediately preceding sentence shall not apply if the Authorized Capacity Conversion Shares Cap then in effect is greater than or equal to the Aggregate Conversion Shares Cap. In connection with any Spin-Off, the Keurig Partners and the Co-Investor Limited Partner shall promptly mutually agree upon and give effect to a proportionate adjustment to the Authorized Capacity Conversion Shares Cap relative to the aggregate number of authorized shares of common stock of MarketingCo Parent, or such greater amount as the Keurig Partners and the Co-Investor Limited Partner may mutually agree. For the avoidance of doubt, subject to any applicable requirements of US securities laws, Co-Investor Limited Partner shall be permitted to enter into hedging arrangements (including by way of a sale, forward contract or other type of derivative contract) with respect to any Conversion Shares received or to be received by Co-Investor Limited Partner.

(f)  If MarketingCo does not exercise the Expansion Election and the Parties cannot agree upon the Marketing Plan (as defined in the Wholesale Agreement) at least 60 days prior to the beginning of the applicable Marketing Term, the Co-Investor Limited Partner may exercise its Conversion Right in accordance with and subject to the terms and conditions set forth herein notwithstanding that the fifteenth (15th) anniversary of the Effective Date or other conditions contemplated in Section 10.1(a) may not yet have occurred.

(g)  If, at the time the Co-Investor Limited Partner exercises the Conversion Right, the common stock of MarketingCo Parent is not publicly traded, then the Conversion Right shall entitle the Co-Investor Limited Partner to convert its Units into equity interests of the MarketingCo Parent without any restrictions on the transfer or sale of such equity interests and otherwise on terms and conditions substantially similar to those set forth herein, with such terms to be mutually agreed by the Parties, acting reasonably, at such time.

(h)  The Conversion Shares shall not be or become subject to any restrictions on transfer imposed by MarketingCo Parent or any of its Affiliates, or pursuant to any contractual agreements of MarketingCo Parent or its Affiliates or any contractual agreements that are binding on the assets of MarketingCo Parent and/or any of its Affiliates.

(i)  In the event that the Co-Investor Limited Partner exercises its Conversion Right, MarketingCo Parent shall, as reasonably requested by Co-Investor Limited Partner (or its Affiliate), in connection with Co-Investor Limited Partner (or its Affiliate) obtaining a Share-Based Financing, use reasonable best efforts to promptly provide such Person with customary cooperation, at the sole expenses of such Person, by, among other matters: (a) providing customary assistance in connection with any contemplated Encumbrance of any Conversion Shares (“Pledged Shares”), (b) entering into an “issuer agreement”, in a form reasonably acceptable to MarketingCo Parent (an “Issuer Agreement”) to be consistent with the scope of similar agreements customarily entered into in connection with transactions of the nature of the relevant Share-Based Financing, with a financing provider (and, if applicable, its Affiliate) and Co-Investor Limited Partner (or its Affiliate) and (c) subject to customary representations and undertakings of such financing provider, including as to U.S. securities laws matters, facilitating the transfer of such Pledged Shares in the form eligible for clearing through the facilities of the Depositary Trust and Clearing Corporation to effect such Encumbrance; provided that such assistance will not unreasonably disrupt the operation of MarketingCo Parent’s business and that Co-Investor Limited Partner (or its Affiliate) shall reimburse any out-of-pocket costs and expenses incurred by MarketingCo Parent in connection with any such Share-Based Financing. Co-Investor Limited Partner acknowledges and agrees that the statements and agreements of MarketingCo Parent in any Issuer Agreement will be intended to be solely for the benefit of the financing provider party thereto and that Co-Investor Limited Partner shall not be entitled to use the statements and agreements of MarketingCo Parent in an Issuer Agreement against MarketingCo Parent.

Section 10.2  Right of First Offer; Change of Control.

(a)  Subject to prior Section 10.2(b), the Keurig Partners (or the direct or indirect parent of the Keurig Partners), shall have the right, in their sole discretion, to cause a Change of Control with respect to (a) the JV, (b) MarketingCo or (c) MarketingCo Parent (or any parent thereof); provided, however, that, with respect to a Change of Control of MarketingCo Parent (or any parent thereof), such Change of Control shall only be deemed to have occurred for purposes of this Section 10.2 if such Change of Control is, at any point in time, approved or ratified, or otherwise acted upon, by the board of directors of MarketingCo Parent (or such parent thereof) (or such other equivalent governing body (including a committee) thereof); provided, further, that in the event of any such transaction that would otherwise be a Change of Control of MarketingCo Parent (or any parent thereof) but that does not meet the requirements in the foregoing proviso, the Keurig Partners and the Co-Investor Limited Partner shall work together in good faith to implement an alternative structure that reasonably satisfies the relevant tax and economic characterization of such transaction that is contemplated by the Keurig Partners and the Co-Investor Limited Partner in accordance with this Section 10.2.

(b)  At least thirty (30) days prior to the consummation of a Change of Control described in Section 10.2(a), the Keurig Partners shall deliver written Notice thereof to the Co-Investor Limited Partner describing in reasonable detail the proposed Change of Control and the Keurig Partners’ good faith estimate of the purchase price determined in accordance with this Section 10.2(b) and shall make an irrevocable, unconditional offer to purchase, solely for cash, all (and not less than all) of the Co-Investor Limited Partner’s Units (the “Change of Control Offer”). The purchase price payable pursuant to the Change of Control Offer (x) shall be an amount equal to (i) if the applicable Change of Control is consummated at any time prior to the commencement of the Call Right Window, the amount necessary to provide the Co-Investor Limited Partner an IRR (taking into account all prior Distributions) with respect to its Units as of the closing date for such purchase equal to the Target IRR with respect to the amount of Cash Contributions attributable to such Units, which shall be measured and determined as if the closing of such Change of Control occurred immediately following the first (1st) day of the Call Right Window, and (ii) if the applicable Change of Control is consummated at any time during or after the Call Right Window, the Call Price, measured and determined as of the closing of the Change of Control and (y) shall be calculated in a manner consistent with this Agreement and the Sample IRR Calculation, and shall be reasonably mutually agreed by the Keurig Partners and the Co-Investor Limited Partner consistent therewith. The Co-Investor Limited Partner shall have a period of thirty (30) days from receipt of the Change of Control Offer to deliver to the Keurig Partners a written Notice accepting or rejecting the Change of Control Offer. The Co-Investor Limited Partner’s failure to deliver a written acceptance of the Change of Control Offer within such thirty (30)-day period shall be deemed a rejection of the Change of Control Offer.

(c)  If the Co-Investor Limited Partner timely accepts the Change of Control Offer, the Keurig Partners shall be obligated to consummate the purchase of all of the Co-Investor Limited Partner’s Units at or prior to the consummation of the applicable Change of Control. The closing of such purchase shall occur on the date of, and immediately prior to, the closing of the Change of Control, at the price determined pursuant to Section 10.2(b). At such closing, (i) the Co-Investor Limited Partner shall deliver to the Keurig Partners reasonable and customary instruments of transfer and assignment of its Units, free and clear of all Liens (other than Permitted Liens or transfer restrictions arising from Applicable Securities Laws or under this Agreement), and (ii) the Keurig Partners shall pay the aggregate purchase price in cash, by wire transfer of immediately available funds, against delivery of such Units.

(d)  In all cases in which a Change of Control of the JV is consummated, whether or not the Co-Investor Limited Partner accepts the Change of Control Offer or is deemed to have rejected the Change of Control Offer, all outstanding Units shall, immediately prior to (or contemporaneously with) the consummation of such Change of Control, be redeemed by the JV for cash, and the Co-Investor Limited Partner shall be entitled to receive, for each Unit so redeemed, a cash amount equal to the price determined pursuant to Section 10.2(b). The closing of such redemption transaction shall occur on the date of, and immediately prior to, the consummation of such Change of Control, and the consideration shall be paid in cash, by wire transfer of immediately available funds, in exchange for the cancellation of the redeemed Units.

(e)  If the Co-Investor Limited Partner accepts the Change of Control Offer (or if a redemption transaction will nonetheless be consummated in accordance with Section 10.2(d)), each of the Keurig Partners, the Co-Investor Limited Partner and the JV shall, subject to compliance with Applicable Law, use commercially reasonable efforts to take such actions as may be necessary to consummate the transactions contemplated by this Section 10.2, including executing, acknowledging and delivering transfer agreements, sale agreements, consents and any other documents or instruments, in each case, that are reasonable and customary for transactions of its type.

Section 10.3  Spin-Off.

(a)  In the event that the Keurig Partners intend to effect a Spin-Off that is not a Qualifying Spin-Off, the Keurig Partners shall provide the Co-Investor Limited Partner with written Notice of any such proposed Spin-Off at least twenty-five (25) Business Days prior to the closing of such Spin-Off, which Notice shall include reasonable details of the proposed transaction and the Keurig Partners’ good faith estimate of the purchase price determined in accordance with this Section 10.3. The Redemption (as defined below) (unless waived by the Co-Investor Limited Partner) shall be effected for cash, by wire transfer of immediately available funds, at the closing of the Spin-Off, against delivery of the Co-Investor Limited Partner’s Units, free and clear of all Liens (other than Permitted Liens or transfer restrictions arising from Applicable Securities Laws or under this Agreement). For the avoidance of doubt, no consent by the Co-Investor Limited Partner shall be required to effect a Spin-Off.

(b)  Upon the occurrence of any Spin-Off, other than a Qualifying Spin-Off, the Keurig Partners shall have the right to cause the JV to redeem, solely for cash, all (but not less than all) of the Co-Investor Limited Partner’s Units, or to cause the Keurig Partners or an Affiliate thereof to purchase, solely for cash, all (but not less than all) of the Co-Investor Limited Partner’s Units (such redemption or purchase, the “Redemption”). The purchase price payable in connection with the Redemption shall be determined as follows:

(i)  If the Spin-Off occurs at any time prior to the commencement of the Call Right Window, the purchase price for the Redemption shall equal the amount necessary for the Co-Investor Limited Partner to receive one hundred ten percent (110%) of the amount required to provide the Co-Investor Limited Partner with an IRR with respect to its Units, calculated as of the expected closing of the Spin-Off and taking into account all prior Distributions, equal to the Target IRR with respect to the Purchase Price amount in respect of such Units.

(ii)  If the Spin-Off occurs during the Call Right Window, the purchase price for the Redemption shall equal the amount necessary for the Co-Investor Limited Partner to receive an IRR with respect to its Units, calculated as of the closing of the Spin-Off and taking into account all prior Distributions, equal to the Target IRR with respect to the Purchase Price amount in respect of such Units.

(iii)  If the Spin-Off occurs at any time after the expiration of the Call Right Window, the purchase price for the Redemption shall equal the Call Right Fair Market Value of the Co-Investor Limited Partner’s Units as of the closing of the Spin-Off.

(c)  For the avoidance of doubt, the Co-Investor Limited Partner may, in its sole discretion, waive the Redemption, in whole or in part, in connection with any Spin-Off.

(d)  Unless the Redemption is waived by the Co-Investor Limited Partner, each of the Keurig Partners, the Co-Investor Limited Partner and the JV shall, subject to compliance with Applicable Law, use commercially reasonable efforts to take such actions as may be necessary to consummate the Redemption, including executing, acknowledging and delivering transfer agreements, sale agreements, consents and any other documents or instruments, in each case, that are reasonable and customary for transactions of its type.

ARTICLE 11

TERMINATION; DISSOLUTION OF JV

Section 11.1  Term and Termination. This Agreement shall remain in effect until the Limited Partners unanimously agree to terminate this Agreement.

Section 11.2  Effect of Termination. In the event that this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties (other than pursuant to Section 6.6 (Information Rights), this Section 11.2 (Effect of Termination) and Article 16 (General), each of which shall continue in full force and effect) shall terminate without further liability or other obligation of the Parties. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

Section 11.3  Events of Dissolution. The JV will be wound up and dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Applicable Law, (b) subject to compliance with Section 4.4 and Exhibit B, the determination of the LP Committee, (c) the disposition of all of the JV’s assets or (d) the termination of the legal existence of the last remaining Limited Partner or the occurrence of any other event which terminates the continued membership of the last remaining Limited Partner unless the business of the JV is continued in a manner permitted by this Agreement or Applicable Law (such events, “Dissolution Events”).

Section 11.4  Winding Up and Dissolution. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Dissolution Event pursuant to Section 11.3, the JV shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the JV’s business, discharge of its liabilities, and distribution or liquidation of its remaining assets to enable the JV to minimize the normal losses attendant to the liquidation process.

(a)

Upon the winding up of the JV, the assets of the JV shall be applied and distributed in the following order of priority, with no distribution being made in any category set forth below until each preceding category has been satisfied in full:

(i)	first, pari passu to the payment and discharge of all the JV’s debts and liabilities to creditors, in each case, under any Working Capital Facility;

(ii)

second, to the establishment of reserves deemed necessary or advisable to provide for any such liabilities of the JV (which, to the extent no longer needed by the JV, shall be distributed in accordance with the order of priority set forth below);

(iii)	third, to the Limited Partners in accordance with their respective Class A Distribution Percentages, Class B Distribution Percentages

and Class C Distribution Percentages and the Distribution Policy until the Co-Investor Limited Partner receives the Call Price (and if such dissolution occurs prior to the Call Right Window, with the Call Price to be measured as if such dissolution occurred on the first (1st) day immediately following the commencement of the Call Right Window); and

(iv)	fourth, to the Limited Partners ratably on the basis of each Limited Partner’s remaining Capital Account balance, if any.

(b)

A full accounting of the assets and liabilities of the JV will be taken and a statement thereof will be furnished to each Limited Partner promptly after the distribution of all of the assets of the JV. Such accounting and statements will be prepared under the direction of the LP Committee.

ARTICLE 12

DUTIES

Section 12.1  Business Opportunities. To the fullest extent permitted by Applicable Law, and without limiting any obligations of the Keurig Partners or their Affiliates under the Transaction Documents and the Main JV Agreements, (x) the doctrine of corporate opportunity and any analogous doctrine will not apply to any Exempted Person, (y) the JV renounces any interest or expectancy of the JV in, or in being offered an opportunity to participate in, business opportunities that are known or from time to time presented to an Exempted Person, including with respect to those set forth on Schedule 12.1 and (z) each Exempted Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the JV, including with respect to those set forth on Schedule 12.1, (a) will not have any duty to communicate or offer such opportunity to the JV and (b) will not be liable to the JV or to the Limited Partners of the JV because such Exempted Person pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the JV.

Section 12.2  Reliance. Notwithstanding any other provision of this Agreement, an Exempted Person acting under this Agreement shall not be liable to the JV for such Person’s good faith reliance on the provisions of this Agreement. Whenever in this Agreement any LP Committee Member (other than a Person who is also an officer or employee of the JV) is permitted or required to make a decision (a) in such Person’s discretion or under a grant of similar authority, such Person shall be entitled to consider only such interests and factors as such Exempted Person desires, including the interests of such Person’s and Affiliates thereof, and shall, to the fullest extent permitted by Applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the JV, any Limited Partner, any LP Committee Member or any other Person, or (b) in such Person’s good faith or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standards; provided, however, that such Persons shall not take any actions in contravention of their duties set forth in Section 12.3.

Section 12.3  Duties. Without limiting the applicability of any other provision of this Agreement, including the provisions of Section 12.1 and the other provisions of this Section 12.3, the following provisions, as applicable, shall be applicable to the LP Committee and the Limited Partners thereof in their capacity as members of the LP Committee and to officers of the JV in their capacity as officers of the JV, as applicable:

(a)  Each LP Committee Member and officer of the JV shall act in good faith in performing his or her duties and obligations set forth in this Agreement. Notwithstanding the foregoing, (i) no LP Committee Member, in his or her capacity as a LP Committee Member, shall have any fiduciary or other duty to the JV, any Limited Partner, any other LP Committee Member or any other Person that is a party to or is otherwise bound by this Agreement, other than such LP Committee Member’s express obligations under this Agreement, and (ii) no officer of the JV, in his or her capacity as an officer of the JV, shall have any fiduciary or other duty to the JV, any Limited Partner, any other officer of the JV or any other Person that is a party to or is otherwise bound by this Agreement, other than such officer’s express obligations under this Agreement. To the maximum extent permitted by Applicable Law, whenever a LP Committee Member, in his or her capacity as a LP Committee Member, or an officer of the JV, in his or her capacity as an officer of the JV, is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that any LP Committee Member or officer of the JV is permitted or required to make, grant or take a determination, a decision, consent, vote, judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such LP Committee Member or officer of the JV shall be entitled to consider only such interests and factors, including his or her own (or those of the Member that appointed such LP Committee Member or officer of the JV), as such LP Committee Member or officer of the JV desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.

(b)  To the maximum extent permitted by Applicable Law, no LP Committee Member or officer of the JV shall be liable to the JV, to any Limited Partner or to any other LP Committee Member or officer of the JV, respectively, for losses sustained or liabilities incurred as a result of any act or omission (in relation to the JV, any transaction, any investment or any business decision or action, including for breach of duties, including fiduciary duties) taken or omitted by such LP Committee Member or officer of the JV, respectively, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such LP Committee Member or officer of the JV engaged in bad faith, Fraud or willful or intentional misconduct or criminal wrongdoing; provided, however, the foregoing shall not limit or otherwise affect (i) the scope or applicability of Co-Investor Liabilities or (ii) a LP Committee Member’s or officer’s liability with respect to a breach of the express terms of this Agreement applicable to such LP Committee Member or officer of the JV.

(c)  Any LP Committee Member or officer of the JV, in his or her capacity as a LP Committee Member or officer of the JV, respectively, shall be entitled to rely on the provisions of this Agreement and on the advice of counsel, accountants and other professionals that is provided to the JV or such LP Committee Member or officer of the JV, respectively, and such LP Committee Member or officer of the JV shall not be liable to the JV or to any Limited

Partner for such reliance on this Agreement or such advice; provided, however, that there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, such LP Committee Member or officer of the JV engaged in bad faith, Fraud or willful or intentional misconduct or criminal wrongdoing.

(d)  Notwithstanding anything to the contrary in this Section 12.3, the limitations set forth herein shall not limit the duties or obligations of any Limited Partner or LP Committee Member who is also an officer or employee of the JV from performing such duties in accordance with any employment or similar agreement, any policies or procedures applicable to such Person in such capacity or any duty or obligation in such capacity arising under Applicable Law.

Section 12.4  LP Committee Member and Officer Indemnification.

(a)  Subject to the limitations set forth in Section 12.4(f), the JV shall indemnify any LP Committee Member or officer of the JV who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”) by reason of the fact that such Person is or was a LP Committee Member or officer of the JV, against any and all losses, claims, expenses (including reasonable out-of-pocket attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such LP Committee Member or officer of the JV in connection with such Proceeding; provided, however, that such LP Committee Member or officer of the JV shall not be indemnified by the JV if there has been a final and nonappealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such LP Committee Member or officer of the JV is seeking indemnification hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such LP Committee Member or officer of the JV committed bad faith, Fraud or willful or intentional misconduct or criminal wrongdoing. Any indemnification provided hereunder shall be satisfied solely out of the assets of the JV (including available insurance coverage, if any), as an expense of the JV and, accordingly, no LP Committee Member or officer of the JV shall be subject to personal liability by reason of these indemnification provisions.

(b)  Except as provided in Section 12.4(c), any indemnification under this Section 12.4 (unless ordered by a court) shall be made by the JV only as authorized in the specific case upon a determination that indemnification of a LP Committee Member or officer of the JV is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 12.4(a). The determination of whether a LP Committee Member or officer of the JV has met the standard of conduct that entitled it to indemnification hereunder shall be made by the LP Committee. To the extent that a LP Committee Member or officer of the JV has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 12.4(a), or in defense of any claim, issue or matter therein, such LP Committee Member or officer of the JV shall be indemnified against expenses (including reasonable out-of-pocket attorneys’ fees) actually and reasonably incurred by such LP Committee Member or officer of the JV in connection therewith without the necessity of authorization in the specific case.

(c)  Upon written request by a LP Committee Member or officer of the JV, the JV shall pay reasonable out-of-pocket expenses incurred (or reasonably expected to be incurred) by such LP Committee Member or officer of the JV in defending or investigating a Proceeding in advance of (a) the final disposition of such Proceeding and (b) the determination of whether such LP Committee Member or officer of the JV has met the standard of conduct that entitles such LP Committee Member or officer of the JV to indemnification hereunder; provided, however, prior to payment (or advancement) by the JV of any such expenses, the LP Committee Member or officer of the JV shall provide an unsecured undertaking to the JV to repay all such amounts if it shall ultimately be determined that such LP Committee Member or officer of the JV is not entitled to be indemnified by the JV as authorized by this Section 12.4; provided, further, that in no event shall the JV be required to pay or advance to any LP Committee Member or officer of the JV any amounts in connection with a Proceeding initiated by (i) such LP Committee Member or officer of the JV, (ii) the JV, (iii) the Keurig Partners or any of their Affiliates (in the case of any Keurig Designee) or (iv) Co-Investor Limited Partner or any of its Affiliates (in the case of any Co-Investor Designee).

(d)  The indemnification and advancement of expenses provided by or granted pursuant to this Section 12.4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, a vote of the LP Committee or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action of a LP Committee Member or officer of the JV in his or her official capacity and as to action in another capacity while holding such office. The provisions of this Section 12.4 shall not be deemed to preclude the indemnification of any Person who is not specified in Section 12.4(a), but whom the JV has the power or obligation to indemnify under the provisions of the Act or otherwise.

(e)  The indemnification and advancement of expenses provided by or granted pursuant to this Section 12.4 shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of a LP Committee Member or officer of the JV. Any amendment, modification or repeal of this Section 12.4(e) or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the LP Committee Members or officers of the JV, or terminate, reduce or impair the right of any past, present or future LP Committee Members or officers of the JV, under and in accordance with the provisions of this Section 12.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(f)  Notwithstanding anything to the contrary in this Section 12.4, the JV shall not be required to indemnify a LP Committee Member appointed by Co-Investor Limited Partner in connection with liabilities that constitute Co-Investor Liabilities, except to the extent Co-Investor Limited Partner makes an Indemnity Payment Contribution to fund any Losses in respect of the Specified Circumstances under Section 1.12(d), and then, such indemnification obligation shall be limited to the aggregate amount of such contribution.

Section 12.5  Co-Investor Member Indemnification. The JV shall indemnify Co- Investor Member and its Affiliates and each of its and their directors, officers, shareholders,

partners, members, investment managers, managers, employees, agents, successors, transferees, assignees and representatives of any of the foregoing (the “Co-Investor Indemnified Parties”) who is party or is threatened to be made a party to any threatened, pending or completed Proceeding against any and all out-of-pocket losses, claims, expenses (including reasonable and documented out-of-pocket attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Co-Investor Indemnified Party in connection with such Proceeding, in each case, solely to the extent that (a) if such Proceeding does not arise out of any actual or alleged infringement, misappropriation or other violation of any intellectual property of a Third Party, such Proceeding arises out of a willful act or omission by the Keurig Partners or their Affiliates, and (b) in all cases, (i) if such Proceeding arises out of or is related to the operation of the JV, the JV’s coffee production and sale business or assets or any other related matter and (ii) does not constitute a Co-Investor Liability. For the avoidance of doubt, any indemnification pursuant to this Section 12.5 shall be a liability for which the Keurig Partners are responsible.

Section 12.6  Waiver of Consequential Damages. EXCEPT (A) IN THE CASE OF FRAUD, (B) FOR ANY SHORTFALL DAMAGES OWED HEREUNDER UNDER OR UNDER ANY MAIN JV AGREEMENT, (C) FOR ANY MATERIAL BREACH UNDER SECTION 14.1 OR SECTION 14.2, AND/OR (D) TO THE EXTENT THAT PAYMENT TO THE KEURIG PARTNERS OR THE CO-INVESTOR LIMITED PARTNER (INCLUDING PURSUANT TO SECTION 14.1 OR SECTION 14.2) IS DETERMINED BY A COURT OF COMPETENT JURISDICTION TO BE UNENFORCEABLE (IN EACH CASE, IF AND TO THE EXTENT OWED PURSUANT HERETO OR THERETO), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, FINANCING LOSSES, LOSS OF FINANCING, LOST REVENUE, LOSS OF BUSINESS OPPORTUNITY OR LOST PROFITS, WHETHER BASED IN CONTRACT (INCLUDING BREACH, INDEMNITY OR WARRANTY), IN TORT (INCLUDING FAULT, NEGLIGENCE OR STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE THEORY, AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (COLLECTIVELY, “CONSEQUENTIAL DAMAGES WAIVER”). SUCH WAIVER OF FINANCING LOSSES AND LOSS OF FINANCING, AS PART OF SUCH CONSEQUENTIAL DAMAGES WAIVER, INCLUDES, TO THE EXTENT APPLICABLE, THAT NEITHER PARTY NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE FOR ANY AMOUNTS RELATED TO OR IN CONNECTION WITH THE JV’S OR OTHER PERSON’S FINANCING (INCLUDING ANY REQUIRED PAYMENT OR PREPAYMENT OF AMOUNTS OWED IN CONNECTION WITH ANY DEBT FINANCING, TAX EQUITY OR OTHER EQUITY FINANCING OR OTHER CREDIT SUPPORT OR ANY DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL ATTORNEYS’ FEES, CONSULTANT FEES AND LITIGATION EXPENSES ACTUALLY INCURRED) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM ANY SUCH FINANCING OR OTHER CREDIT SUPPORT) OR POTENTIAL TAX BENEFITS, INCLUDING TAX CREDITS, GRANTS IN LIEU OF TAX CREDITS, SALES AND USE TAX EXCLUSIONS OR EXCEPTIONS, PROPERTY TAX EXCLUSIONS OR ABATEMENTS, ACCELERATED OR BONUS TAX DEPRECIATION, INCENTIVES FROM ANY GOVERNMENTAL AUTHORITY OR OTHERWISE, OTHER THAN ANY LIABILITIES THAT ARE INDEMNIFIED BY KEURIG PARNERS UNDER THIS

AGREEMENT. FOR THE AVOIDANCE OF DOUBT, TO THE EXTENT THAT ANY PAYMENT TO THE KEURIG PARTNERS OR THE CO-INVESTOR LIMITED PARTNER HEREUNDER (INCLUDING PURSUANT TO SECTION 14.1 OR SECTION 14.2) IS DETERMINED BY A COURT OF COMPETENT JURISDICTION TO BE UNENFORCEABLE, THE CONSEQUENTIAL DAMAGES WAIVER SET FORTH IN THIS SECTION 12.6 SHALL BE NULL AND VOID. NOTHING CONTAINED IN THIS SECTION 12.6 SHALL BE DEEMED TO PRECLUDE AN AWARD OF SHORTFALL DAMAGES OWED HEREUNDER OR UNDER ANY MAIN JV AGREEMENT OR ANY PAYMENT TO THE CO-INVESTOR LIMITED PARTNER HEREUNDER (INCLUDING PURSUANT TO SECTION 14.1 OR SECTION 14.2).

ARTICLE 13

REPRESENTATIONS BY THE LIMITED PARTNERS

Each Limited Partner hereby represents and warrants to, and agrees with, the other Limited Partners and the JV, severally and not jointly and solely on its own behalf, as follows:

Section 13.1  Organization; Authority and Power; Binding Obligation.

(a)  Such Limited Partner is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has full power and authority to execute, deliver and perform its obligations hereunder and to engage in the business it presently conducts and contemplates conducting, and is and will be duly licensed or qualified to do business and in good standing in each jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would be material to such Limited Partner.

(b)  This Agreement has been duly authorized, executed and delivered by or on behalf of such Limited Partner and is, upon execution and delivery, such Limited Partner’s legal, valid, and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

Section 13.2  Investment Intent. Such Limited Partner (a) is acquiring such Limited Partner’s Units with the intent of holding the same for investment for such Limited Partner’s own account and without the intent or a view of participating directly or indirectly in any distribution of such Units within the meaning of the Securities Act or any Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws, or otherwise Transferring such Units, in each case, in violation of such Applicable Laws and (b) acknowledges that any attempt, directly or indirectly, to Transfer, or offer to Transfer, any Units or any interest therein or any rights relating thereto without complying with the provisions of this Agreement shall be void and of no effect.

Section 13.3  Securities Regulation.

(a)  Such Limited Partner acknowledges and agrees that such Limited Partner’s Units are being issued and sold in reliance on the exemptions from registration under the Securities Act and exemptions contained in Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws, and that such Limited Partner’s Units cannot and will not be sold or transferred except in a transaction that is exempt under the Securities Act and Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws, or pursuant to an effective registration statement under the Securities Act and Applicable Laws, including, without limitation, domestic and foreign federal and state securities and “blue sky” Applicable Laws.

(b)  Except as otherwise set forth in this Agreement, such Limited Partner understands that such Limited Partner has no contractual right for the registration under the Securities Act and Applicable Laws, of such Limited Partner’s Units for public sale and that, unless such Limited Partner’s Units are registered or an exemption from registration is available, such Limited Partner’s Units may be required to be held indefinitely.

Section 13.4  Knowledge and Experience; Independent Investigation. Such Limited Partner is an “accredited investor” as defined in Rule 501(a) under the Securities Act and Applicable Laws, and/or such Limited Partner has such knowledge and experience in financial, Tax and business matters as to enable such Limited Partner to evaluate the merits and risks of such Limited Partner’s investment in the JV and to make an informed investment decision with respect thereto. Such Limited Partner has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the JV and such Limited Partner has been provided access to the personnel, books and records of the JV sufficient to make an informed investment decision regarding its acquisition of the Units and entry into this Agreement.

Section 13.5  Economic Risk. Such Limited Partner is able to bear the economic risk of such Limited Partner’s investment in such Limited Partner’s Units for an indefinite period of time, and such Limited Partner is aware that such Limited Partner may lose the entire amount of such Limited Partner’s investment in the JV.

Section 13.6  No Litigation. There are no actions, suits, proceedings or investigations pending or, to such Limited Partner’s knowledge, threatened against such Limited Partner in writing at law or in equity before any court or before any other Governmental Authority (whether or not covered by insurance) that individually or in the aggregate would result in a material adverse effect on such Limited Partner’s obligations under this Agreement. Such Limited Partner has no knowledge of any violation or default with respect to any order, writ, injunction or any decree of any court or any other Governmental Authority to which it is subject.

Section 13.7  Information. Such Limited Partner has received all documents, books and records pertaining to an investment in the JV requested by such Limited Partner. Such Limited Partner has had a reasonable opportunity to ask questions of and receive answers concerning the JV, and all such questions have been answered to such Limited Partner’s satisfaction and the determination of such Limited Partner to acquire any Units pursuant to this Agreement has been made by such Limited Partner independent of any such answers given or other statements made by the JV and its Affiliates and Representatives.

Section 13.8  Tax and Other Advice. Such Limited Partner has had the opportunity to consult with such Limited Partner’s own Tax and other advisors with respect to the consequences to such Limited Partner of the purchase, receipt or ownership of the Units, including the Tax consequences under Applicable Laws, including, without limitation, for federal, state, local, and other income Taxes of the United States or any other country, and the possible effects of changes in such Applicable Laws. Such Limited Partner acknowledges that none of the JV, its Affiliates, successors, beneficiaries, heirs and assigns and its and their past and present managers, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representations or warranties to such Limited Partner regarding the consequences to such Limited Partner of the purchase, receipt or ownership of the Units, including the Tax consequences under Applicable Laws, including, without limitation, for federal, state, local and other Taxes of the United States or any other country, and the possible effects of changes in such Applicable Laws.

Section 13.9  Tax Information. Such Limited Partner has executed and provided the JV properly completed copies of IRS Form W-8BEN-E, W-8BEN, or W-9, as appropriate, which is valid as of the date hereof, and will promptly provide any additional information or documentation reasonably requested by the JV relating to Tax matters. If any such information or documentation previously provided becomes incorrect or obsolete, such Limited Partner will promptly notify the JV and provide applicable updated information and documentation.

Section 13.10  Restricted Persons. Each Limited Partner confirms that it is not, nor is it Controlled by or acting on behalf of any Keurig Competitor and no Keurig Competitor directly or indirectly owns more than five percent (5%) of the JV through such Limited Partner’s ownership interest, except as set forth in Schedule 1.7.

Section 13.11  Consents and Approvals; No Conflict. The execution and delivery by such Limited Partner of this Agreement will not (a) conflict with the organizational documents of such Limited Partner, (b) result in the creation of any Lien upon the ownership interests of such Limited Partner or upon such Limited Partner’s assets (other than Liens on the Units arising under this Agreement (and, in the case of Co-Investor Limited Partner, Liens on the Units and its other assets (i) granted to the collateral agent or other secured party in connection with any Financing or (ii) that are Permitted Liens) and restrictions on transferability under Applicable Laws for state or federal securities), (c) give any Third Party the right to modify, terminate, cancel or accelerate any obligation under the provisions of the organizational documents of such Limited Partner or (d) violate any Applicable Law to which such Limited Partner or its assets is subject, except in the case of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be material to such Limited Partner.

Section 13.12  ERISA Representation. Such Limited Partner is not acquiring the Units with, or contributing any property to the JV that is, any asset that is deemed to be an asset of one or more employee benefit plans as defined in Section 3(3) of ERISA subject to Title I of ERISA, or a plan subject to Code §4975.

Section 13.13  No Other Representations and Warranties. Except for the express representations and warranties provided in this Article 13 or in any certificate delivered pursuant to this Agreement, none of Co-Investor Limited Partner nor the Keurig Partners, nor any of their respective Affiliates or Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Co-Investor Limited Partner to the Keurig Partners, the JV or any of their respective Affiliates or their respective Representatives, or relating to the Keurig Partners to Co-Investor Limited Partner or any of its Affiliates or Representatives, as applicable, and Co-Investor Limited Partner and the Keurig Partners each hereby disclaim any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Co-Investor Limited Partner, the Keurig Partners, the JV or any of their respective Affiliates or their respective Representatives, as applicable, other than the express representations and warranties provided in this Article 13 or in any certificate delivered pursuant to this Agreement.

ARTICLE 14

COVENANTS OF THE LIMITED PARTNERS

Each applicable Limited Partner hereby covenants to, and agrees with, the other Limited Partners and the JV, severally and not jointly and solely on its own behalf, as follows:

Section 14.1  Enforcement of Certain Contracts.

(a)  Conflict Matters.

(i)  If there exists, or is reasonably anticipated to be, any conflict or threatened conflict, issue under any Affiliate Contract, including any actual or threatened breach or default, intercompany litigation or similar issue (including the existence of a contractual right to exercise by or against the JV or any of its Subsidiaries in respect of any such breach or default or similar issue), the JV shall deliver, and shall cause to be delivered, prompt (and in the case of any actual or threatened material breach or material default, within five (5) Business Days after the JV (or any Affiliate thereof) becomes aware of such actual or threatened material breach or material default) written Notice thereof to the Limited Partners (and, without limiting the foregoing obligation of the JV, the JV and its Subsidiaries shall cause any counterparties under any such Affiliate Contracts to promptly deliver written notice thereof to the JV). Notwithstanding the foregoing notice requirements, and without regard to whether any notice has been delivered, and following any applicable cure period provided under such Affiliate Contract, in the event of any such conflict issue, (a) the Co-Investor Limited Partner shall have the sole right to cause the JV or its applicable Subsidiary to exercise any available rights, remedies or defenses relating to such conflict issue or other such matter under such Affiliate Contract (including, without limitation, the enforcement of the Wholesale Agreements, Intellectual Property License Agreement, the Keurig Parent Guaranty and/or any other Main JV Agreement), (b) any decision of the LP Committee or the Limited Partners in connection therewith will not require the approval of the Keurig Partners or any Keurig Designee, and no Keurig Partner or Keurig Designee shall be permitted to participate in any such decision (c) any decision of the Co-Investor Limited Partner or the Co-Investor Manager, as applicable, will bind the JV or its applicable Subsidiary without the requirement of any further approval, LP Committee meeting or other formal process. Notwithstanding the foregoing, this paragraph does not apply with respect to any action taken in respect of the JV’s ownership of Kodiak Preferred Stock, and the Co-Investor Limited Partner shall have no right to cause the JV to exercise any right or remedy or otherwise take action in respect of the Kodiak Preferred Stock or the Kodiak Preferred Stock Investment Agreement.

(ii)  In addition, and without limiting the rights and remedies set forth in the preceding clause (i) or in the section below titled “Material Breach”, (a) in the event the JV or any of its Subsidiaries is entitled to receive damages payments from Keurig Parent, MarketingCo or any of its Affiliates pursuant to the Transaction Documents and/or Main JV Agreements, the Co-Investor Limited Partner shall be entitled, at its election, to require the JV or its applicable Subsidiary to enforce the JV’s or such Subsidiary’s rights and/or remedies under such Transaction Documents and/or Main JV Agreements (including as to applicable damages) against the counterparty to such Transaction Documents and/or Main JV Agreements and (b) in furtherance thereof, in the event that the Wholesale Agreement is terminable for any reason, the Co-Investor Limited Partner shall be entitled, at its election, to require the JV to redeem the Co-Investor Limited Partner’s Units for cash at a redemption price equal to the Call Price (and if such matter occurs prior to the Call Right Window, with the Call Price being measured and determined as if such redemption occurred immediately following the first (1st) day of the Call Right Window); provided, however, that in the event the JV or its applicable Subsidiary recovers an amount less than the full Call Price (including, without limitation, as a result of any Bankruptcy-Related Action involving Keurig Parent, MarketingCo or any of their Affiliates), the Co-Investor Limited Partner shall be entitled, at its election, to (x) require the JV to redeem a portion of the Co-Investor Limited Partner’s Units for cash at a redemption price equal to the amount actually recovered by the JV or its applicable Subsidiary or (y) receive a special distribution from the JV in an amount equal to such recovered amounts.

(b)  Company Obligations. Each of the Keurig Partners and the Co-Investor Limited Partner, as applicable, shall exercise its respective rights under this Agreement to cause the JV to comply with its obligations under this Agreement or other Main JV Agreements to which it is a party. Each of the Keurig Partners and the JV shall provide the Co-Investor Limited Partner a reasonable opportunity to exercise any rights expressly granted to the Co-Investor Limited Partner under any Main JV Agreement (including, but not limited to, the Co-Investor Limited Partner’s right to negotiate appropriate changes to Product Volumes under Section 2.5(e) of the Wholesale Agreement) and, if so requested by the Co-Investor Limited Partner, shall enforce (at their sole cost and expense) such rights on behalf of the Co-Investor Limited Partner under such Main JV Agreements.

(c)  Parent Guaranty. In the event that the Keurig Parent intends to undergo a Qualifying Spin-Off or a Change of Control in accordance with the terms of Section 8.2 of the Parent Guaranty, (i) the Co-Investor Limited Partner shall have the right to cause, and the Keurig Partners and the JV shall afford the Co-Investor Limited Partner a reasonable opportunity to cause, the JV to exercise any available rights, remedies or defenses relating to any Replacement Support or Non-Qualifying Spin-Off Approved Credit Support or any other alternative credit support under Section 8 of the Parent Guaranty (including, for the avoidance of doubt, any determination to be made, or consent to be provided, by the JV with respect to a Qualifying Spin-Off, Qualifying Parent or Qualifying Successor), (ii) JV shall promptly deliver to the Co-Investor Limited Partner copies of any Replacement Support, Non-Qualifying Spin-Off

Approved Credit Support or any other alternative credit support under Section [8] of the Parent Guaranty and any notices provided to the JV thereunder in connection therewith, (iii) any decision of the LP Committee or the Limited Partners in connection therewith will not require the approval of the Keurig Partners or any Keurig Designee, and no Keurig Partner or Keurig Designee shall be permitted to participate in any such decision and (iv) any decision of the Co-Investor Limited Partner or the Co-Investor Designee, as applicable, with respect thereto will bind the JV or its applicable Subsidiary without the requirement of any further approval, LP Committee meeting or other formal process.

(d)  Supply Agreements. Notwithstanding anything to the contrary in this Agreement, solely in the event that Kodiak Newco fails to pay all or any portion of any quarterly dividend due and payable in respect of the Kodiak Preferred Stock, the Co-Investor Limited Partner shall have the right to cause the JV not to pay the Markup portion of any invoice under the Supply Agreements (up to an amount equal to Kodiak Newco’s payment shortfall with respect to such quarterly dividend), until such time as Kodiak Newco has paid all amounts then owing with respect to the Kodiak Preferred Stock. In addition, in the event that Kodiak Newco fails to pay all or any portion of the quarterly dividend due and payable in respect of the Kodiak Preferred Stock, the JV shall deliver, and shall cause to be delivered, prompt written notice (and in any event, within two (2) Business Days after the occurrence thereof) of such event to the Co-Investor Limited Partner.

Section 14.2  Material Breach. In the event that the LP Committee or the Keurig Partners materially breaches any of their respective material obligations under this Agreement, subject to a cure period of ninety (90) days (extendable by an additional thirty (30) days if the LP Committee or the Keurig Partners commences and demonstrates that it is diligently pursuing a cure such failure), Co-Investor Limited Partner shall have the right to require the JV and/or the Keurig Partners to redeem the Co-Investor Limited Partner’s Units for cash at a redemption price equal to the Call Price (and if such redemption occurs prior to the Call Right Window, with the Call Price being measured and determined as if such redemption occurred immediately following the first (1st) day of the Call Right Window). All such amounts shall be payable in cash directly to the Co-Investor Limited Partner. Solely for purposes hereof, a material breach of a material obligation shall include, without limitation, (a) any payment or funding default by the Keurig Partners, (b) any failure to obtain Unanimous Approval (other than clauses 11 and 13 of Exhibit B and other than clause 8 of Exhibit B unless such matter in clause 8 has an adverse impact on Co-Investor Limited Partner) and/or (c) any other material breach of a material obligation of this Agreement that would have or would reasonably be expected to have an adverse economic impact on Co-Investor Limited Partner; provided, however, that in the event the JV or its applicable Subsidiary recovers an amount less than the full Call Price (including, without limitation, as a result of any Bankruptcy-Related Action involving Keurig Parent, MarketingCo or any of their Affiliates), the Co-Investor Limited Partner shall be entitled, at its election, to (x) require the JV to redeem a portion of the Co-Investor Limited Partner’s Units for cash at a redemption price equal to the amount actually recovered by the JV or its applicable Subsidiary or (y) receive a special distribution from the JV in an amount equal to such recovered amounts.

Section 14.3  Third Party Contracts. Pursuant to the terms of the Operations and Maintenance Agreement, the Designee may require the JV to enter into contracts directly with third-party providers selected by the Designee to perform the work or services thereunder, pursuant to the terms thereof; provided, that, (a) the Designee shall covenant to administer and enforce all such contracts and (b) the execution by the JV of such contracts will not relieve the Designee of its duties, responsibilities, obligations or liabilities under the Operations and Maintenance Agreement. The Designee will be responsible for the payment of all costs associated with such contracts and all such costs incurred by the Designee will be considered

Product Manufacturing Costs (as defined in the Wholesale Agreement). Keurig USA Partner shall be permitted to cause the JV to comply with the foregoing and subject to obtaining the approval of the LP Committee and Unanimous Approval, as applicable, subject to obtaining the approval of the LP Committee and Unanimous Approval, as applicable.

Section 14.4  Ownership of Units. Each of the Limited Partners is, and at all times shall remain, in material compliance with all Applicable Laws respecting their ownership of the Units and status as a Limited Partner of the JV.

Section 14.5  Co-Investor Limited Partner Representations and Warranties.

(a)  None of Co-Investor Limited Partner or any of its Affiliates shall take, fail to take, or permit to be taken, any action that would cause such Person to be in breach of the following representations and warranties; provided, that, prior to determining whether there has been a breach of this Section 14.5 by Co-Investor Limited Partner as a result of any action that Co-Investor Limited Partner has taken, failed to take or permitted a third party to take, Co-Investor Limited Partner shall first have a period of ten (10) calendar days following the earliest date upon which Co-Investor Limited Partner knew or would reasonably be expected to know of such breach (but only to the extent such breach is curable without resulting in any Liability to the JV or Keurig Partners or their respective Affiliates as a result of Co-Investor Limited Partner’s breach of this Section 14.5).

(b)  None of Co-Investor Limited Partner or its Affiliates, nor any of their respective directors, officers, general partners, managers, employees or agents, in each case, acting on behalf of Co-Investor Limited Partner or its Affiliates: (i) has, directly or indirectly violated any applicable Anti-Corruption Laws or Ex-Im Laws, (ii) has been, nor is, a Sanctioned Person, (iii) transacted business or had any dealings with or for the benefit of any Sanctioned Person nor otherwise violated Sanctions, (iv) has received any notice, request, penalty, citation, allegation, inquiry, notice or communication that alleges that the JV, Co-Investor Limited Partner or any Person acting for or on behalf or at the direction thereof is under investigation for or may have violated any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, or (v) is aware of any such circumstances in the preceding clauses (i) through (iv) presently in existence likely to give rise to any allegation, inquiry, notice or communication set forth in the foregoing clause (iv).

Section 14.6  Licenses and Permits. Each Limited Partner agrees that it shall use commercially reasonable efforts to cooperate in providing such information, in signing such documents and in taking any other action as may reasonably be requested by the JV in connection with obtaining any federal, state, local or foreign license or Permit needed to operate its business or the business of any entity in which the JV invests.

Section 14.7  Indemnities. In the event the acts or omissions of a Limited Partner give rise to any indemnification obligation of the JV under the Transaction Agreement, such Limited Partner shall make a Capital Contribution in cash to the JV (for no additional Units) in the amount of such indemnification obligation (an “Indemnity Payment Contribution”), and the JV shall pay such indemnification obligation in accordance with Section 2.1; provided, that, with respect to the Co-Investor Limited Partner, no Indemnity Payment Contribution shall be required except to the extent such indemnification obligation results from Specified Circumstances.

Section 14.8  Foreign Investment Laws. The Limited Partners agree to use reasonable best efforts to minimize the nature and burden of mitigation imposed under Foreign Investment Laws including taking actions and agreeing to certain limitations consistent with this Agreement to reduce the burden of any required mitigation imposed under Foreign Investment Laws; provided, that the foregoing shall in no way limit, restrict, hinder, or otherwise impede Co-Investor Limited Partner’s ability to designate the Co-Investor Designees (and any proportional committee representation on any committee of the LP Committee) or restrict Co-Investor Limited Partner’s access to information or reporting that would limit, restrict, hinder, materially delay, or prevent Co-Investor Limited Partner from providing required information or reports to its or its Affiliates’ lenders.

Section 14.9  Insurance. The Keurig Partners shall obtain and maintain customary directors’ and officers’ liability insurance for the JV consistent with industry standards, which obligation may be satisfied by adding the JV to the liability policies of Keurig Parent or any other Affiliate of the Keurig Partners.

ARTICLE 15

REPRESENTATIONS OF THE JV

In order to induce the Limited Partners to enter into this Agreement and to make the Capital Contributions contemplated hereby, the JV hereby represents and warrants to each Limited Partner as follows:

Section 15.1  Duly Formed. The JV is a duly formed and validly existing Delaware limited partnership under the Act, with all necessary power and authority under the Act to issue the Units to be issued to the Limited Partners hereunder.

Section 15.2  Valid Issuance. When the Units are issued to the Limited Partners as contemplated by this Agreement and the Capital Contributions required to be made by the Limited Partners are made, the Units issued to the Limited Partners will be duly and validly issued and, subject to Section 1.12 in respect of Capital Contributions, no additional liability or for any obligations of the JV will attach thereto.

ARTICLE 16

GENERAL

Section 16.1  Management Fees. Neither of the Keurig Partners nor Co-Investor Limited Partner shall be entitled to receive any management fee in respect of services rendered to the JV in connection with the actions contemplated by this Agreement; provided, that, this Section 16.1 shall not affect any amounts payable by or to the JV pursuant to other Transaction Documents.

Section 16.2  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of State of Delaware, excluding any conflicts of law rule or principle that might refer such construction to the laws of another jurisdiction.

Section 16.3  Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial.

(a)  Except for claims for misappropriation of trade secrets or breach of confidentiality obligations if the requested relief includes injunctive or other non-monetary relief, any dispute or matter in question between or among the Parties arising out of or related to this Agreement or the breach, termination or validity thereof (a “Dispute”) shall be resolved pursuant to the procedures set forth in this Section 16.3. Any Party shall provide a written notice of such Dispute (a “Dispute Notice”) to the other Party (or Parties, as applicable) involved in such Dispute. Each Party consents and agrees that, in order to avoid inconsistent interpretations and adjudications of this Agreement and the Main JV Agreements, either Party may, to the extent permitted by Law and without objection from the other Party, whether by means of joinder, consolidation or otherwise, raise two (2) or more Disputes under this Agreement or the Main JV Agreements in the same Dispute resolution proceeding. The Parties shall use all reasonable efforts to settle the Dispute through negotiation between authorized members of each Party’s senior management, to be held within ten (10) Business Days after the receiving Party’s (or Parties’, as applicable) receipt of the Dispute Notice, at a mutually agreed time and place. If the matter is not resolved within twenty (20) Business Days after the receiving Party’s (or Parties’, as applicable) receipt of the Dispute Notice, then any Party involved in such Dispute may exercise any rights and remedies that may be available at law or in equity, unless expressly prohibited or otherwise restricted by any other provision of this Agreement. Notwithstanding the existence of any Dispute, the Parties shall continue to perform their respective obligations under this Agreement unless the Parties otherwise mutually agree in writing.

(b)  The Parties irrevocably accept and submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware or the Federal District Court for the District of Delaware with respect to any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby and (i) the Parties irrevocably waive any objection to the laying of venue or defense that the forum is inconvenient with respect to any such suit, action or proceeding for such purpose, and (ii) each of the Parties irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 16.4 of this Agreement or in any other manner permitted by Applicable Law. Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. This consent to jurisdiction is being given solely for purposes of this Agreement, and it is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved. The Parties acknowledge and agree that terms and conditions of this Agreement have been freely, fairly and thoroughly negotiated.

(c)  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY

HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 16.4 Notices. All notices and other communications to be given to any Party (each, a “Notice”) shall be sufficiently given for all purposes hereunder if in writing and: (a) upon delivery, if delivered by hand; (b) immediately, if transmitted via e-mail with the subject line “Project Kona Notice” (with confirmation by non-automated reply); (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices outside of the United States, then on the second (2nd) Business Day following the date of dispatch); or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, so long as all senders and receivers of any notices are in the United States. All notices and other communications hereunder shall be delivered to the addresses set forth below:

if to the Keurig Partners or the JV:

c/o Keurig Dr Pepper Inc.

53 South Avenue

Burlington, MA 01803

Attention:      Anthony Shoemaker,

          Dan Morrell

Email:        [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York

United States 10019-6064

Attention:  James E. Langston

      Ravi Purohit

      Nickolas Bogdanovich

      Michael Spirtos

Email:    jlangston@paulweiss.com

      rpurohit@paulweiss.com

      nbogdanovich@paulweiss.com

      mspirtos@paulweiss.com

and

if to Co-Investor Limited Partner:

AP Kona Holdings LLC

C/O Apollo Capital Management, L.P.

9 West 57th Street, 41st Floor

New York, New York 10019

Attention: William B. Kuesel, Jonathan Bar, Somil Kadakia

Email: [***]

with a mandatory copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: Gary Boss

      Chirag Dedania

      Javier Stark

Email: gary.boss@lw.com

   chirag.dedania@lw.com

   javier.stark@lw.com

Section 16.5 Execution of Documents. From time to time after the date of this Agreement, upon the request of the LP Committee, each Limited Partner will perform, or cause to be performed, all such additional acts, and will execute and deliver, or cause to be executed and delivered, all such additional instruments and documents, as may be reasonably required to effectuate the purposes of this Agreement.

Section 16.6 Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by all Limited Partners. Any amendment or modification to this Agreement made in breach of this Section 16.6 shall be void ab initio and of no force or effect.

Section 16.7 Successors. This Agreement will be binding upon the executors, administrators, estates, heirs and legal successors of the Limited Partners.

Section 16.8 Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by Applicable Law.

Section 16.9 No Third Party Rights. Except as expressly provided herein, the provisions of this Agreement are solely for the benefit of the JV, the LP Committee and the Limited Partners and no other Person, including creditors of the JV, will have any right or claim against the JV, the LP Committee or any Limited Partner by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement. The consent of or notice to any Person who is not a Party to this Agreement shall not be required for any termination rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time. Notwithstanding the foregoing, each Exempted Person not otherwise party to this Agreement shall be an express third-party beneficiary of this Agreement as though such Exempted Person was a Party.

Section 16.10 Specific Performance. The Parties recognize that irreparable injury may result from a breach of any provision of this Agreement and that money damages may be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement or the other organizational documents of the JV, any Party which may be injured (in addition to any other remedies which may be available to that Party) shall be entitled to seek one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach, all without the need to post a bond and in an expedited hearing. Without limiting the foregoing, Co-Investor Limited Partner shall have the right to seek enforcement on behalf of the JV of the Parent Guaranty.

Section 16.11 Entire Agreement. This Agreement, the Transaction Documents and the other agreements contemplated hereby and thereby constitute the entire agreement of the Limited Partners and their Affiliates relating to the JV and supersede all prior meetings, communications, representations, negotiations, contracts or agreements (including any prior drafts thereof) with respect to the JV, whether oral or written, none of which will be used as evidence of the Parties’ intent. In addition, each Party acknowledges and agrees that all prior drafts of this Agreement contain attorney work product and will in all respects be subject to the foregoing sentence.

Section 16.12 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the JV is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the JV. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the JV, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 16.13 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts will be construed together and constitute the same instrument. This Agreement and any amendments hereto or thereto, to the extent signed and delivered by means of electronic delivery (i.e., by email of a PDF signature page), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person, and the Parties shall be entitled to rely on any such electronic signature for the purposes of the Electronic Transactions Act (as amended) of the Cayman Islands. At the request of any Party to any such agreement or instrument, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party to any such agreement or instrument will raise the use of an electronic signature or the fact that any signature or agreement or instrument was transmitted or communicated electronically as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

Section 16.14 Survival. Section 3.1, Section 6.4 and Article 11 will survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or the dissolution of the JV.

Section 16.15 Amended and Restated Agreement. The Initial LP Agreement is hereby amended and restated in its entirety.

Section 16.16 Definitions and Rules of Interpretation.

(a)   Defined Terms. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A attached hereto.

(b)   Exhibits; Schedules; Annexes. This Agreement includes all Exhibits, Schedules and Annexes attached hereto, and any reference in this Agreement to an “Exhibit”, a “Schedule” or an “Annex” by letter or number designation or by title shall mean the corresponding Exhibit, Schedule or Annex identified in the table of contents. Each Exhibit, Schedule and Annex attached to this Agreement is incorporated into this Agreement in its entirety by this reference.

(c)   Interpretation.

(i)  Terms defined in a given number, tense or form shall have the corresponding meaning when used in this Agreement with initial capitals in another number, tense or form. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(ii)  “Hereof,” “herein,” “hereto,” “hereinafter” and other terms of like import are not limited in applicability to the specific provision within which such references are set forth but instead refer to this Agreement taken as a whole.

(iii)  When a reference is made in this Agreement to an Article, Section, subsection, clause, Annex, Exhibit or Schedule, such reference is to an Article, Section, subsection, clause, Annex, Exhibit or Schedule of this Agreement unless otherwise specified. For the avoidance of doubt, any reference to Exhibit B shall also include Exhibit B-1 and Exhibit B-2.

(iv)  The words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” and, unless otherwise specified shall not be deemed limited by the specific enumeration of items, but shall be deemed without limitation. The term “or” is not exclusive.

(v)  A reference to any Party to this Agreement or in any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(vi)  Reference to any Applicable Law means such Applicable Law existing at the relevant time, as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder. Any agreement or document defined or referred to herein means such agreement or document as from time to time amended, supplemented or otherwise modified.

(vii)  The word “U.S.” means the United States of America, the word “federal” means U.S. federal and the word “State” means any U.S. state. Any reference to “dollar”, “dollars” or “$” shall mean U.S. dollars.

(viii)  Any reference to a “day” or number of “days” (without the explicit qualification of “business”) will be deemed to refer to a calendar day or number of calendar days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in Ireland or Santa Clara, California, the time period will automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

(ix)  Unless the context otherwise requires with respect to defined terms set forth herein, all accounting terms used in respect of the JV are to be interpreted in accordance with GAAP. All determinations of an accounting nature in respect of the JV required to be made will be made in a manner consistent with GAAP, as consistently applied by the JV. Nothing herein shall restrict the accounting terms utilized by the Limited Partners, or require determinations of an accounting nature in respect of any Limited Partner to be made in a manner consistent with GAAP or require any Limited Partner to adhere its books and records to GAAP.

(x)  The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against either Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(d)  Headings. All headings or captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(e)  Documentation Format. This Agreement and all documentation to be supplied hereunder shall be in the English language and all units of measurement in this Agreement and all such documentation shall be specified in dimensions as customarily used in the United States.

Section 16.17 Non-Recourse. Notwithstanding anything to the contrary set forth in this Agreement but without limiting the terms of any other agreement (including any Transaction Document or Main JV Agreement), there shall be no obligations whatsoever of any Affiliate, member, stockholder, officer, employee, director or partner of any Limited Partner under this Agreement. For the avoidance of doubt but in each case in no way limiting the obligations of Co-Investor Limited Partner, in no event shall the Co-Investors or any of their respective Subsidiaries or (a) any portfolio company of, (b) any fund, managed account or other similar vehicle managed or advised or sub-advised by or (c) any general partner or fund manager of a fund, managed account or similar vehicle managed or advised or sub-advised by, the Co-Investors or any of their respective Subsidiaries or any Affiliate thereof be required to take any action in connection with an obligation of Co-Investor Limited Partner hereunder (including any obligation qualified by a commercially reasonable, reasonable best or other similar efforts standard). Solely for purposes of this Section 16.17, “Affiliate” shall mean, with respect to the

Co-Investor Limited Partner, any other Person that directly, or indirectly through one or more intermediaries, Controls, is under common Control with, or is Controlled by such specified Person.

* * * *

This Agreement is executed and delivered as a deed on the date first written above.

THE JV

THE JV

KEURIG JV, LP

By:
Name:
Title:

Signature Page to Amended and Restated Agreement of Limited Partnership of Keurig JV, LP

GENERAL PARTNER

KEURIG JV GP, LLC

By:
Name:
Title:

LIMITED PARTNERS

KEURIG PARTNERS

KEURIG LUX HOLDCO S.A.R.L

By:
Name:
Title:

KEURIG PRODUCTION SUBCO, LLC

By:
Name:
Title:

Signature Page to Amended and Restated Agreement of Limited Partnership of Keurig JV, LP

LIMITED PARTNERS

CO-INVESTOR LIMITED PARTNER

AP KONA HOLDINGS LLC
By:	AP HGA Manager LLC, its member

By:
Name:
Title:

Signature Page to Amended and Restated Agreement of Limited Partnership of Keurig JV, LP

Exhibit A

EXHIBIT A

DEFINITIONS

“5-Year Shortfall Amount” is defined in the Wholesale Agreement.

“10-Year Plan” means the JV’s long-term financial model and operating plan for the period commencing on the Closing and ending on the tenth (10th) anniversary of the Closing (including a Marketing Plan for such period), which will include the Blended Table (as defined in the Wholesale Agreement), as attached hereto as Schedule 10YP.

“20-Day VWAP” means, as of any specified date, the arithmetic average of the Daily VWAP over the twenty (20) trading days immediately preceding such date, which shall include such specified date if (x) such specified date is not a trading day or (y) if such specified date is a trading day and the 20-Day VWAP is being calculated after 4:15 p.m., New York Time, on such specified date.

“30-Year Plan” means the JV’s long-term forecast of the projected Volume per Tier for the period commencing on the Closing and ending on the thirtieth (30th) anniversary of the Closing, as attached hereto as Schedule 30YP.

“Act” is defined in the recitals to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is under common Control with, or is Controlled by such specified Person; provided, that, for all purposes hereunder, in no event shall Co-Investor Limited Partner be deemed an Affiliate of the JV, and except in the case of Section 8.2(b) and Section 16.17 (subject to the definition of “Affiliate” referred to in such sections), in no event shall any Co-Investor or any of their Subsidiaries or (i) any portfolio company or (ii) any fund, managed account or similar vehicle managed or advised or sub-advised by, or (iii) any general partner or fund manager of a fund, managed account or similar vehicle managed or advised or sub-advised by, a Co-Investor. or any of their respective Subsidiaries or any Affiliate thereof be considered to be an Affiliate of Co-Investor, nor shall Co-Investor Limited Partner be considered an Affiliate of such parties.

“Affiliate Contract” means any contract, agreement, transactions or arrangement between the JV (or any of its Subsidiaries), on the one hand, and any Affiliate of the JV or any of its Subsidiaries, any Partner or Affiliate of any Partner or any of the JV’s officers or Directors, on the other hand. For avoidance of doubt, the Main JV Agreements shall be Affiliate Contracts.

“Agreement” is defined in the preamble to this Agreement.

“Alternate Consideration” is defined in Section 10.1(c)(iii).

“Annual Operating Budget” is defined in the Operations and Maintenance Agreement.

Exhibit A - 1

“Annual Plan” means (a) the near-term business plans and budgets for the JV and its Subsidiaries for each of the United States and Canada in respect of the 2026 Fiscal Year, including the scope of operating and capital expenses in respect of the 2026 Fiscal Year, as attached hereto as Schedule AP (United States) and Schedule AP (Canada), respectively and (b) thereafter, the annual business plans and budgets for the JV and its Subsidiaries for each of the United States and Canada in respect of each subsequent Fiscal Year adopted in accordance with this Agreement.

“Annual Services Fee” is defined in the Risk of Loss Agreement.

“Anti-Corruption Laws” is defined in the Transaction Agreement.

“Applicable Law” means any statute, license, law, rule, regulation, code, ordinance, judgment, Permit Requirement, decree, writ, legal requirement or order, of any national, federal, state or local court or other Governmental Authority, and the official, written judicial interpretations thereof, in each case that is applicable to the referenced Party.

“Applicable Securities Laws” is defined in Section 9.2(a)(ii).

“Assignee” is defined in Section 8.1(c).

“Assignor” is defined in Section 8.1(b).

“Book Value” means, with respect to any asset of the JV, the asset’s adjusted basis for U.S. federal income tax purposes, except that:

(a)  The Book Value of property distributed to a Partner shall be adjusted to equal the Fair Value of such property as of the date of such distribution.

(b)  The Book Value of all property shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such property pursuant to Section 734(b) or 743(b) of the Code (including such adjustments pursuant to Treasury Regulations Sections 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) or clause (e) of the definition of Net Profits and Net Losses; provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (b) to the extent that the LP Committee reasonably determines an adjustment pursuant to Section 2.7(c) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (b).

(c)  The Book Value of property contributed by a Partner shall be the Fair Value of such property as of the date of such contribution.

(d)  If the Book Value of an asset has been determined or adjusted pursuant to the above, such Book Value will thereafter be adjusted by the amount of Depreciation calculated for purposes of the definition of “Net Profits” and “Net Losses.”

“Business Day” means a day, other than a Saturday or Sunday or a public holiday, on which banks are generally open for business in New York, New York.

Exhibit A - 2

“Call Price Product Margin” means $1,282,899,131.32.

“Call Price Sample Calculation” means the sample calculation set forth in the “Call Price Calculation” tab of the Financial Model. For ease of reference only, a copy of the Call Price Sample Calculation is attached hereto as Exhibit C. In the event of a conflict between Exhibit C and the Financial Model, the Financial Model shall control.

“Call Right FMV Floor Multiplier” means, for the applicable quarter in which the Call Right is consummated, the amount set forth on Schedule FMV Multiplier.

“Call Right FMV Product Margin” means, for the applicable quarter in which the Call Right is consummated, the amount set forth on Schedule FMV Margin.

“Called Units” is defined in Section 9.1.

“Canadian Profit or Loss” is defined in Section 2.6(b)(i).

“Capital Account” is defined in Section 2.3.

“Capital Contribution” means, with respect to any Limited Partner, the sum of the amount of cash contributed, or deemed to be contributed, to the JV with respect to the Units held by such Limited Partner pursuant to this Agreement.

“Certificate” is defined in the recitals to this Agreement.

“Change of Control” means, with respect to any Person, directly or indirectly, (a) a Transfer, sale or issuance of more than fifty percent (50%) of the total outstanding Equity Securities of such Person in a single transaction or series of related transactions; (b) any consolidation or merger of such Person with or into any other corporation or other entity, or any other reorganization (including, any conversion, transfer, or domestication of such Person) in a single transaction or series of related transactions, in which the equityholders of such Person immediately prior to such consolidation, merger or reorganization own equity of the entity surviving such merger, consolidation or reorganization representing less than fifty percent (50%) of the outstanding equity securities of such entity immediately after such consolidation, merger or reorganization; (c) a sale, lease or other disposition in a single transaction or series of related transactions of more than fifty percent (50%) of the assets of such Person and its Subsidiaries on a consolidated basis (measured either by book value in accordance with GAAP or by fair market value (which, in the case of the JV, shall be Fair Value), which, for the avoidance of doubt, may include Equity Securities of such Person’s Subsidiaries); (d) a recapitalization, reclassification or change of the Equity Securities of such Person as a result of which such Equity Securities would be converted into, would be exchanged for, or would represent solely the right to receive, capital stock, other securities, other property or assets of another Person (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of such Equity Securities); (e) a share exchange, consolidation or merger of such Person pursuant to which the Equity Securities of such Person will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets of another Person; (f) in the case of a Person whose Equity Securities are listed on a national securities exchange or otherwise publicly traded, the consummation of any “take private” transaction, or any similar transaction or series of related transactions, in which (i) any third Person or “group” (as such term is used in Section 13(d) of the Exchange Act) becomes, directly or indirectly, the beneficial owner of more than 50% of the then-outstanding Equity Securities of such Person, and (ii) such Equity Securities cease to be listed on a national securities exchange (or similar) and the registration of such Equity Securities under the Exchange Act (or similar applicable law) is terminated; or (g) any other transaction or series of related transactions resulting in the direct or indirect acquisition by any third-party Person or group of beneficial ownership of more than fifty percent (50%) of the voting interests of such

Exhibit A - 3

Person or in the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities, by contract or otherwise. For the avoidance of doubt, a Change of Control will not include a Spin-Off.

“Class A Limited Partner” means a Limited Partner who holds Class A Units.

“Class A Units” means, collectively, the Units designated as Class A-1 Units and Class A-2 Units.

“Class B Limited Partner” means a Limited Partner who holds Class B Units.

“Class B Units” means, collectively, the Units designated as Class B-1 Units and Class B-2 Units.

“Class C Limited Partner” means a Limited Partner who holds Class C Units.

“Class C Units” means the Units designated as Class C Units.

“Closing” is defined in the Transaction Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Coffee Assets” means all of the assets, properties and rights of Keurig Parent and its Affiliates that are used in, or held for use in, the Coffee Business for the manufacture of Products in the United States and Canada, including the equity securities of the JV, KCULC and the facilities (and any leases related thereto and all equipment and production lines contained therein), listed on Schedule CA.

“Coffee Business” means the business of (i) the manufacture of Products in the US and Canada; (ii) roasting and grinding of coffee beans, cocoa beans and tea leaves for use in the Products in the US and Canada (but excluding, subject to the terms hereof, any assets of an Acquired Person (as defined in the Wholesale Agreement)) and (iii) the sale of Products to (A) MarketingCo pursuant to the Wholesale Agreement and (B) select other parties, in each case, in the US and Canada.

“Co-Investor Designees” is defined in Schedule 4.1.

“Co-Investor Liabilities” is defined in Section 1.12(d)(i).

“Co-Investor Limited Partner” is defined in the preamble to this Agreement.

“Co-Investor Qualified Transferee” means a Person that (a) is not, and is not, to the Co-Investor’s knowledge, a controlled Affiliate of, an entity primarily engaged in distressed or activist investments, (b) is not a Keurig Competitor, and (c) not a Sanctioned Person.

“Co-Investors” means, collectively, (a) Apollo Capital Management, L.P. and its Affiliates, (b) Kohlberg Kravis Roberts & Co. and its Affiliates and (c) Goldman Sachs Asset Management L.P. and its Affiliates.

Exhibit A - 4

“Confidential Information” is defined in Section 6.5(a).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Conversion Obligation Shares” is defined in Section 10.1(d).

“Daily VWAP” means, with respect to any trading day, the per share volume-weighted average price of the common stock of MarketingCo Parent on the applicable national securities exchange (as reported by Bloomberg L.P. displayed under the heading “Bloomberg VWAP” on Bloomberg page “[insert stock ticker of MarketingCo Parent] <Equity> AQR” (or any successor thereto) at 4:15 P.M. New York time (or 15 minutes following the end of any extension of the regular trading session) on such trading day or, if not reported therein, in another authoritative source mutually selected by the Keurig Partners and the Co-Investor Limited Partner), rounded to four (4) decimal places (with amounts 0.00005 and above rounded up), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or, if such volume-weighted average price is unavailable, the market value of one share of common stock of MarketingCo Parent on such trading day, determined using a volume-weighted average price method if practicable, by a nationally recognized independent investment banking firm selected by the Keurig Partners and the Co-Investor Limited Partner).

“Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year, except that with respect to any other such property, the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year is zero dollars, Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the LP Committee.

“Designated Representative” is defined in Section 6.3(b).

“Designees” is defined in Schedule 4.1.

“Disclosing Party” is defined in Section 6.5(a).

“Dispute” is defined in Section 16.3(a).

“Dissolution Events” is defined in Section 11.3.

“Distribution” means cash distributed or paid by the JV to a Limited Partner in respect of the Limited Partner’s Units, whether by liquidation, distribution, dividend, redemption or repurchase by the JV of any Units or otherwise.

“Early Call Price Sample Calculation” means the sample calculation set forth in the “Early Call” tab of the Financial Model. For ease of reference only, a copy of the Early Call Price Sample Calculation is attached hereto as Exhibit D. In the event of a conflict between Exhibit D and the Financial Model, the Financial Model shall control.

Exhibit A - 5

“Effective Date” is defined in the preamble to this Agreement.

“Encumbrance” means a mortgage, charge, pledge, lien, hypothecation, trust, option, restriction, right of first refusal or first offer, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind (including, for the avoidance of doubt, rehypothecation rights of the pledgee), or another type of agreement or arrangement having similar effect.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” is defined in the Transaction Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder.

“Exempted Person” means (a) each of the Keurig Partners, Keurig Parent, MarketingCo Parent and each of their respective shareholders, members, Affiliates, managers and officers, (b) Co-Investor Limited Partner, Co-Investors and each of their respective shareholders, members, Affiliates, managers and officers, excluding, in each of clauses (a) and (b), the JV and any such Person that would qualify as an Exempted Person solely by reason of its affiliation or service relationship with the JV, (c) the Keurig Designees and (d) the Co-Investor Designees.

“Expansion Election” is defined in the Wholesale Agreement.

“Expected Annual Products Margin” is defined in the Wholesale Agreement.

“Expected Tier 1 Volume” is defined in the Wholesale Agreement.

“Expected Tier 2 Volume” is defined in the Wholesale Agreement.

“Expected Volume” is defined in the Wholesale Agreement.

“Fair Value” means as applied to any asset of any kind or nature:

(a)  as applied to any asset constituting cash or cash equivalents, the amount of such cash or cash equivalents;

(b)  as applied to any asset constituting publicly traded securities that may be immediately sold in the public markets without any restrictions or limitations, the average,

Exhibit A - 6

over a period of twenty-one (21) calendar days consisting of the date of valuation and the twenty (20) consecutive Business Days prior to that date, of the average of the closing prices of the sales of such securities on the primary securities exchange on which such securities may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any day such securities are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization; and

(c)  as applied to any assets other than cash, cash equivalents, or publicly traded securities that may be immediately sold in the public markets without any restrictions or limitations, the fair market value of such assets, as determined by the LP Committee, which shall take into account any factors that it reasonably deems relevant.

“Financing” means any debt financing or other credit support provided to Co-Investor Limited Partner or any of its Affiliates in connection with the JV.

“Financial Model” means the financial model set forth in a Microsoft Excel file labeled “2026.02.23 - Project Kona Transaction Model vFF.xlsx”.

“Financing Losses” means any required payment or prepayment of amounts owed in connection with the Financing or any damages, losses, costs and expenses (including all attorneys’ fees, consultant fees and litigation expenses actually incurred) directly or indirectly arising out of or resulting from the Financing.

“Fiscal Quarter” means the fiscal quarter of Keurig Parent, which shall be the same as the fiscal quarter of the JV.

“Fiscal Year” means the fiscal year of Keurig Parent, which shall be the same as the fiscal year of the JV.

“Forced Transfer Units” is defined in Section 9.1.

“Foreign Investment Laws” means any Applicable Laws, including any state, national or multi-jurisdictional Applicable Laws, that are designed or intended to prohibit, restrict or regulate action by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“Fraud” means, with respect to any Party, actual and intentional common law fraud under Delaware law committed by such Party with respect to the making of any representation or warranty set forth in this Agreement or in any other document or certificate delivered in connection with this Agreement. Unless otherwise permitted by Applicable Law, a claim for Fraud may only be made against the Party committing such Fraud.

“GAAP” means United States generally accepted accounting principles consistently applied.

Exhibit A - 7

“General Partner” means Keurig Lux Partner, in its capacity as the general partner of the JV.

“Governmental Authority” means applicable national, federal, state, county, municipal and local governments and all agencies, authorities, departments, instrumentalities, courts, corporations, other authorities lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power, or other subdivisions of any of the foregoing having a regulatory interest in or jurisdiction over the Parties.

“Indebtedness” is defined in the Parent Guaranty.

“Indemnity Payment Contribution” is defined in Section 14.7.

“Initial LP Agreement” is defined in the recitals to this Agreement.

“IRR” means, with respect to any Units held by the Co-Investor Limited Partner, the unlevered quarterly compounded internal rate of return, calculated on a pre-tax basis and based on actual inflows and outflows as of the relevant measurement date and using the “XIRR” function in Microsoft Excel, that is realized by Co-Investor Limited Partner on such Units from the date of first outflow through and including the relevant measurement date, it being understood that (i) the only outflows for purposes of this calculation shall be the Purchase Price paid by Co-Investor Limited Partner under the Transaction Agreement and any Capital Contributions made pursuant to this Agreement, in each case, in respect of such Units and (ii) the only inflows for purposes of this calculation shall be (a) all Distributions to Co-Investor Limited Partner hereunder in respect of such Units, and (b) any amount paid (or to be paid) to Co-Investor Limited Partner in respect of such Units in the transaction giving rise to the calculation of IRR. The IRR shall be calculated in a manner consistent with this Agreement and the Sample IRR Calculation. For the avoidance of doubt, the relevant measurement date shall be the date on which the Co-Investor Limited Partner receives the applicable proceeds in the transaction giving rise to the calculation of IRR.

“JDEP” means JDE Peet’s N.V.

“JV” is defined in the preamble to this Agreement.

“KCM” means Keurig Canada Manufacturing ULC, a Canadian unlimited liability company.

“KCULC” is defined in the preamble to this Agreement.

“Keurig Call Right” is defined in Section 9.1.

“Keurig Competitor” is defined in Schedule KC.

“Keurig Designee” is defined in Schedule 4.1.

Exhibit A - 8

“Keurig Group” means Keurig Parent, the Keurig Partners, the Keurig Designees and any of their respective Affiliates, and any Subcontractors, directors, officers, shareholders (other than public shareholders of Keurig Parent), partners, members, managers, employees, agents, advisors, successors, transferees, lenders, assignees and representatives of any of the foregoing, in each case, except for the JV.

“Keurig Parent” means Keurig Dr Pepper Inc., a Delaware corporation, and any surviving corporation as the result of a merger of Keurig Dr Pepper Inc., with and into another Person, and/or any successor thereto.

“Keurig Partner” is defined in the preamble to this Agreement.

“Keurig Qualified Transferee” means a Person that (a) is not a Keurig Competitor, and (b) not a Sanctioned Person.

“Kodiak Newco” means Kodiak Newco Inc.

“Kodiak Preferred Stock Investment Agreement” means that certain investment agreement, dated as of the Closing, by and between the JV and Kodiak Newco governing the issuance of Kodiak Preferred Stock by Kodiak Newco to the JV on such terms and conditions as set forth therein.

“Kodiak Preferred Stock” means Series A Nonvoting Preferred Stock of Kodiak Newco.

“Law” means any constitutional provision, statute, act, code (including the Code), law (including common law), regulation, rule, ordinance, order, proclamation, resolution, declaration, or interpretative or advisory opinion or letter of an applicable domestic, foreign or international Governmental Authority.

“Legal Impediment” is defined in Section 10.1(b).

“Liabilities” means any payment obligation of the JV (including, for the avoidance of doubt, in respect of any liability, debt, Tax or other obligation).

“Lien” means any lien, mortgage, pledge, charge or security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“Limited Partners” means the Persons listed as Limited Partners on Schedule 1.7 and any other Person that both acquires any Unit and is admitted to the JV as a Limited Partner, in each case, so long as such Person continues to hold any Unit(s).

“Lock-Up Date” is defined in Section 8.2(b)(ii).

“Losses” means any and all claims (including environmental claims), liabilities, damages, losses, causes of action, fines, penalties, Taxes, litigation, lawsuits, administrative proceedings, administrative investigations, costs, disbursements and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit, arbitration, dispute resolution or other proceedings, including those owed to third parties, of whatsoever kind and nature; provided, however, that in

Exhibit A - 9

no event shall Losses for which the JV or the Keurig Partners are responsible include (x) any Financing Losses or (y) any Co-Investor Liabilities or any amounts derived from, imposed on, incurred or suffered by or asserted against any Person to the extent in any way relating to, arising out of or in connection with any Co-Investor Liabilities.

“LP Committee” is defined in Section 4.1(a).

“LP Committee Member” is defined in Schedule 4.1.

“Main JV Agreements” means, collectively, the Operations and Maintenance Agreement, the Risk of Loss Agreement, the Wholesale Agreement, the Parent Guaranty and the Supply Agreements.

“Major Casualty Event” is defined in the Risk of Loss Agreement.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the common stock of MarketingCo Parent is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the common stock of MarketingCo Parent or in any options contracts or futures contracts relating to the common stock of MarketingCo Parent.

“Marketing Plan” is defined in the Wholesale Agreement.

“Marketing Term” is defined in the Wholesale Agreement.

“MarketingCo” means Keurig Green Mountain, Inc., or its successor or permitted assign under the Wholesale Agreement.

“MarketingCo Group” means Keurig Parent, MarketingCo and their current and future Affiliates and subsidiaries.

“MarketingCo Parent” is defined in Section 10.1.

“Moody’s” means Moody’s Investors Service, Inc., a credit rating agency.

“Net Profits” and “Net Losses” means, for each Fiscal Year or other period, the taxable income or loss, respectively, of the JV, as determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments:

(a)

the computation of all items of income, gain, loss and deduction shall include any income of the Partnership that is exempt from U.S. federal income tax and those items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code and Treasury Regulations Section 1.704-l(b)(2)(iv)(i), without regard to the fact that

Exhibit A - 10

such items are not includable in gross income or are not deductible for U.S. federal income tax purposes;

(b)

if the Book Value of any the Partnership’s property is adjusted pursuant to clause (a) or (b) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(c)

items of income, gain, loss or deduction attributable to the disposition of the Partnership’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(d)	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(e)

to the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(f)

any items of income, gain, loss, or deduction which are specially allocated pursuant to Section 2.7 shall not be taken into account in computing Net Profits and Net Losses, but the amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 2.7 will be determined by applying rules analogous to those set forth in clause (a) through clause (e) above.

“Notice” is defined in Section 16.4.

“Non-Qualifying Spin-Off Approved Credit Support” is defined in Parent Guaranty.

“Operational Failure” is defined in the Operations and Maintenance Agreement.

“Operations and Maintenance Agreement” means the Operations and Maintenance Agreement, dated as of the Effective Date, by and between MarketingCo, the JV, KCULC and Keurig Canada Manufacturing ULC.

“Operator” is defined in the Operations and Maintenance Agreement.

“Parent Guaranty” is defined in the Transaction Agreement.

“Partnership Representative” means the “partnership representative” (as defined in Section 6223 of the Code) of the JV.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state and local tax laws.

Exhibit A - 11

“Party” or “Parties” is defined in the preamble to this Agreement.

“Permit” means each federal, state, county, municipal, local or other license, consent, appraisal, authorization, exemption, variance, permit (including, where applicable, conditional permits) or other approval with, from or of any Governmental Authority, including each and every design, construction, commissioning, operating or occupancy permit.

“Permit Requirement” means any requirement or condition on or with respect to the issuance, maintenance, renewal, transfer of, or otherwise relating to, any applicable Permit or any application therefor.

“Permitted Liens” means (a) Liens imposed by any Governmental Authority for any Tax, assessment or other charge to the extent not yet past due and payable, unless being contested in good faith by appropriate proceedings and for which appropriate amounts have been reserved on the JV’s books and records in accordance with GAAP; (b) materialmen’s, mechanics’, warehousemen’s, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or in the restoration, repair or replacement of the Facilities, in each case, for amounts not yet due unless being contested in good faith and for which appropriate amounts have been reserved in accordance with GAAP; (c) banker’s Liens or rights of offset, (d) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith; (e) easements, covenants, conditions, right of way restrictions, title imperfections, encroachments, minor defects or irregularities in title and similar matters, in each case, that do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of such real property in the ordinary course of business; (f) zoning and other land use governmental rules of any municipality or Governmental Authority that do not materially interfere with the construction, development, operation or maintenance of the Facilities; (g) rights of owners, lessors or grantors of interests in real property pursuant to the terms of any applicable real property agreements, in each case, that do not or would not reasonably be expected to materially impair or interfere with the use or occupancy of the Facilities in the ordinary course of business; and (h) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and not adversely impacting the operation of the Facilities.

“Permitted Transferee” is defined in Section 8.2.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority. A Person shall include any officer, director, member, manager, employee or agent of such Person.

“PPI” means the annual producer price index published by the U.S. Department of Labor (calculated using the 12-month change in final demand goods published by the U.S. Bureau of Labor Statistics (or, if no longer available, the applicable successor index published by the U.S. government)), in each case, in effect as of the first day of an applicable Fiscal Year.

Exhibit A - 12

“Pro Rata Share” means, at the time of determination, with respect to any Limited Partner, the percentage determined by dividing (a) the number of Units held by such Limited Partner at such time by (b) the aggregate number of Units issued and outstanding at such time.

“Proceeding” is defined in Section 12.4(a).

“Product” is defined in the Wholesale Agreement.

“Purchase Price” is defined in the Transaction Agreement.

“Qualifying Parent” is defined in the Parent Guaranty.

“Qualifying Spin-Off” is defined in the Parent Guaranty.

“Qualifying Successor” is defined in the Parent Guaranty.

“Quarterly Operating Report” is defined in the Operations and Maintenance Agreement.

“Receiving Party” is defined in Section 6.5(a).

“Replacement Support” is defined in the Parent Guaranty.

“Representative” means, with respect to any Person, any manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Risk of Loss Agreement” means the Risk of Loss Agreement, dated as of the date hereof, by and between the JV and Keurig Partner.

“S&P” means S&P Global Ratings, a credit rating agency.

“Sample IRR Calculation” means the calculation of IRR used in item (K) of the “Call Price Calculation” tab of the Financial Model.

“Sanctioned Person” is defined in the Transaction Agreement.

“Sanctions” is defined in the Transaction Agreement.

“Securities Act” means the U.S. Securities Act of 1933 and applicable rules and regulations thereunder.

“Share-Based Financing” means any bona fide margin loan(s), other extension(s) of credit or hedging and/or monetization equity derivative transaction(s), including (without limitation) equity collar transaction(s) (including a collar plus loan), variable share or fixed share forward transaction(s) or covered call transaction(s), referencing and secured by any Conversion Shares between Co-Investor Limited Partner and/or any Affiliate of Co-Investor Limited Partner and a financing provider.

“Spin-Off” means any transaction (whether by initial public offering, change of control, spin-off or separation, other sale of equity interests or assets or otherwise) involving the separation of MarketingCo (or such other Subsidiary of Keurig Parent that holds all or

Exhibit A - 13

substantially all of the business lines of MarketingCo and JDEP) (“SpinCo”) from the other businesses of Keurig Parent and following which SpinCo ceases to be a Subsidiary of Keurig Parent; provided, that, for the avoidance of doubt, any spin-off of bottling plants in the United States related to, or any other material portion of, Keurig Parent’s cold beverage business would constitute a “Spin-Off”, but only if it occurs prior to the separation of SpinCo from the other business of Keurig Parent.

“Subcontractor” means any supplier, contractor or subcontractor (of any tier and including Affiliates, as applicable).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of managers, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control any managing manager, general partner or LP Committee of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Supply Agreements” means one or more Supply Agreements pursuant to which the JV would purchase green coffee beans, raw materials, capital expenditures, services and other consumables necessary for the JV to perform its obligations under the Wholesale Agreement from MarketingCo.

“Tag-Along Purchaser” is defined in Section 8.7(a).

“Tag-Along Seller” is defined in Section 8.7(a).

“Tag-Along Transfer” is defined in Section 8.7(a).

“Target IRR” means (a) if the Early Call Right or Call Right is exercised prior to the tenth (10th) anniversary of the Closing, an IRR of 7.125% and (b) if the Early Call Right or Call Right is exercised at or after the tenth (10th) anniversary of the Closing, an IRR of 7.25%.

“Tag Offer Notice” is defined in Section 8.7(a).

“Tax” or “Taxes” means any and all forms of taxation, charges, duties, imposts and levies in the nature of a tax, whenever imposed by any Governmental Authority, including sales tax, use tax, gross receipts tax, transaction tax, privilege tax, property tax, ad valorem tax,

Exhibit A - 14

income tax, withholding tax, corporation tax, franchise tax, capital gains tax, capital transfer tax, inheritance tax, value added tax, customs duties, capital duty, excise duties, minimum tax, stamp duty reserve tax, payroll tax, national insurance, social security or other similar contributions, together with any interest, penalty, fine or other amount imposed in connection therewith.

“Tax Return” means any return, election, declaration, report, claim (including a claim for refund), estimate, information, statement or other document pertaining to any Taxes filed or required to be filed with a Governmental Authority, including but not limited to any attachment, supplement or schedule thereto or amendment thereof.

“Taxable Year” means the JV’s accounting period for U.S. federal income tax purposes determined pursuant to Section 7.2 or such other relevant period.

“Third Party” means any Person other than Keurig Parent, the Keurig Partners, Co-Investor Limited Partner, Co-Investors and any of their respective Affiliates.

“Tier” is defined in the Wholesale Agreement.

“Trading Day” means any day on which (A) trading in the common stock of MarketingCo Parent generally occurs on the principal U.S. national or regional securities exchange on which the common stock of MarketingCo Parent is then listed or, if the common stock of MarketingCo Parent is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the common stock of MarketingCo Parent is then traded; and (B) there is no Market Disruption Event. If the common stock of MarketingCo Parent is not so listed or traded, then “Trading Day” means a Business Day.

“Transaction Agreement” is defined in the recitals to this Agreement.

“Transaction Documents” means, collectively, the Transaction Agreement and the Main JV Agreements.

“Transfer” means: (a) when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, assignment, or any other transfer (including the creation of any derivative or synthetic interest, but expressly excluding pledges, charges and liens), and (b) when used as a verb, to voluntarily (whether in fulfillment of contractual obligation or otherwise), directly or indirectly, sell, dispose, hypothecate, assign, or otherwise transfer (including by creating any derivative or synthetic interest, but expressly excluding pledges, charges and liens) or any other similar participation or interest, in any case, whether by operation of Applicable Law or otherwise; and “Transferred”, “Transferring”, “Transferee” and “Transferor” shall each have a correlative meaning.

“Unanimous Approval” is defined in Section 4.4.

“Unanimous Approval Matters” is defined in Section 4.4.

“Units” is defined in Section 1.8.

“Volume” is defined in the Wholesale Agreement.

Exhibit A - 15

“Volume Escalator” is defined in the Wholesale Agreement.

“Wholesale Agreement” means the Wholesale Agreement, dated as of the Effective Date, by and among MarketingCo, the JV, KCULC and Keurig Canada Manufacturing ULC.

Exhibit A - 16

Exhibit B

EXHIBIT B

Exhibit B - 1

Exhibit B-1

EXHIBIT B-1

Exhibit B-1-(i)

Exhibit B-2

EXHIBIT B-2

Exhibit B-2 – (i)

Schedule 1.7

PARTNERS OF THE JV

Schedule 1.7 – 1

Schedule 2.1

DISTRIBUTION POLICY

Schedule 2.1 – 1

Schedule 4.1

LP COMMITTEE

Schedule 4.1 – 1

Schedule 10.1

REGISTRATION PROCEDURES

Schedule 10.1 – 1

Schedule 12.1

BUSINESS OPPORTUNITIES

Schedule 12.1 – 1

Schedule 10YP

10-YEAR PLAN

Schedule 10YP – 1

Schedule 30YP

30-YEAR PLAN

Schedule 30YP – 1

Schedule AP (United States)

ANNUAL PLAN – UNITED STATES (2026 FISCAL YEAR)

Schedule AP (United States) – 1

Schedule AP (Canada)

ANNUAL PLAN – CANADA (2026 FISCAL YEAR)

Schedule AP (Canada) – 1

Schedule CA

COFFEE ASSETS

Schedule CA – 1

Schedule IRR

SAMPLE CALCULATION

Schedule IRR – 1

Schedule KC

KEURIG COMPETITOR

Schedule KC – 1